Exhibit 10.42

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE ROIVANT SCIENCES LTD. (THE “COMPANY”) HAS DETERMINED THAT THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXECUTION VERSION

FIRST AMENDMENT TO REVENUE INTEREST PURCHASE AND SALE AGREEMENT

This First Amendment to Revenue Interest Purchase and Sale Agreement (this “Amendment”) is made as of May 24, 2024, by and among DERMAVANT SCIENCES GMBH, a limited liability company organized under the laws of Switzerland (“Dermavant”), DERMAVANT SCIENCES, LTD., an exempted company organized under the laws of Bermuda, solely for purposes of Section 5.21 and Article VIII of the RIPSA (“Parent” and, together with Dermavant, the “Dermavant Parties”), XYQ LUXCO S.À R.L. (“XYQ Luxco”), NovaQuest Co-Investment Fund XVII, L.P. (“NovaQuest”), MAM Tapir Lender, LLC (“Marathon” and, with XYQ Luxco and NovaQuest, the “Purchasers”) and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as collateral agent on behalf of the Purchasers (the “Collateral Agent”).

WHEREAS, Dermavant, the Purchasers and the Collateral Agent previously entered into that certain Revenue Interest Purchase and Sale Agreement, dated as of May 14, 2021 (including the exhibits and other attachments thereto, the “Existing RIPSA”, and as amended by this Amendment, the “RIPSA”);

WHEREAS, Dermavant has requested, and the Purchasers and the Collateral Agent have agreed, to make certain modifications to the terms of the Existing RIPSA as set forth in this Amendment;

WHEREAS, concurrently with the execution of this Amendment, Dermavant is entering into (i) that certain Second Amendment to the NovaQuest Funding Agreement, dated as of the date hereof, by and between Dermavant, Parent and NovaQuest Co-Investment Fund VIII, L.P. (the “Amendment to NovaQuest Funding Agreement”) and (ii) that certain First Amendment to Senior Credit Agreement, dated as of the date hereof, by and among Dermavant, Parent, Dermavant Sciences Irl, Limited, Dermavant Holdings Limited, the guarantors party thereto, XYQ Luxco S.à r.l. and the Senior Lender Collateral Agent (the “Amendment to Credit Agreement”);

WHEREAS, in consideration for the Purchasers’ entry into this Amendment, and as a condition precedent thereto, Parent has agreed to issue to the Purchasers [***] common shares of Parent in the aggregate (subject to the anti-dilution protections entered into therewith) (such common shares, the “RIPSA Shares”); and

WHEREAS, as a further condition precedent to the effectiveness of this Amendment, the Amendment to NovaQuest Funding Agreement and the Amendment to Credit Agreement, Ultimate Parent and Parent have agreed to enter into that certain Equity Commitment Letter, dated as of the date hereof (the “Equity Commitment Letter”), pursuant to which Ultimate Parent has agreed to make certain equity contributions to Parent on the date hereof and from time to time hereafter.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, each of the Dermavant Parties, the Purchasers and the Collateral Agent hereby covenants and agrees as follows:

1.	Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Existing RIPSA.

2.
Amendments.  Subject to the satisfaction of the conditions precedent specified in Section 4 hereof, on the First Amendment Effective Date, the Existing RIPSA shall be amended as set forth on Exhibit A to this Amendment.

(a)
Language inserted into the applicable section of the Existing RIPSA is evidenced by double underline formatting in blue text (indicated textually in the same manner as the following example: double underlined text).  Language deleted from the applicable section of the Existing RIPSA is evidenced by strike-through formatting in red text (indicated textually in the same manner as the following example: ~~stricken text~~);

(b)	Except the extent specifically set forth in Exhibit A, the Exhibits and Schedules to the RIPSA are not amended or modified hereby in any respect.

It is agreed that no conforming revisions have been made to the other Transaction Documents, and, to the extent that there are other revisions to the Transaction Documents necessitated by this Amendment, the parties hereto agree to cooperate and make reasonable revisions to such other Transaction Documents to reflect the agreements contained in this Amendment.  Any references to the RIPSA in the other Transaction Documents shall mean the RIPSA as amended by this Amendment.

3.
Reaffirmation of Transaction Documents.  Dermavant, as Grantor under the Security Agreements, hereby (i) agrees that each of the Transaction Documents is, and shall continue to be, in full force and effect and is hereby in all respects ratified and confirmed on the First Amendment Effective Date, except that, on and after the First Amendment Effective Date, each reference to the “RIPSA”, “this Agreement”, “thereunder”, “thereof” or words of like import shall, unless the context otherwise requires, mean and be a reference to the Existing RIPSA as amended by this Amendment, and (ii) confirms that the Security Agreements and all of the Collateral described therein do, and shall continue to, secure the payment in full and performance of all of the obligations under the Transaction Documents.

4.
Conditions Precedent to Effectiveness.  This Amendment shall not be effective unless and until each of the following conditions precedent has been fulfilled to the satisfaction of the Collateral Agent and each of the Purchasers party hereto (the date of such fulfillment, the “First Amendment Effective Date”):

(a)	This Amendment shall have been duly executed and delivered by each of the Dermavant Parties, the Collateral Agent and the Purchasers;

(b)
The Purchasers and Collateral Agent shall have received true, correct and complete fully-executed copies of (i) the Amendment to NovaQuest Funding Agreement, (ii) the Amendment to Credit Agreement, (iii) the Equity Commitment Letter and (iv) an amendment to the Parity Intercreditor Agreement in form and substance satisfactory to the Purchasers and Collateral Agent;

(c)	Each Purchaser shall have received its Percentage Interest of the RIPSA Shares;

(d)	[Reserved];

(e)
On the First Amendment Effective Date, after giving effect to the amendments contemplated hereby, (i) the representations and warranties contained in Section 6 and Article III of the Existing RIPSA shall be true and correct as of the First Amendment Effective Date as though made on and as of such date and (ii) there exist no Events of Default; and

(f)	The Purchasers and Collateral Agent shall have received the following:

(i)	an opinion of Sullivan & Cromwell LLP, counsel to each of the Dermavant Parties, as to matters related to U.S. law;

(ii)	an opinion of VISCHER AG, Swiss counsel to each of the Dermavant Parties, as to such matters as the Purchasers may reasonably request;

(iii)	an opinion of CONYERS DILL & PEARMAN LIMITED, Bermuda counsel to each of the Dermavant Parties, as to such matters as the Purchasers may reasonably request;

(iv)
a copy of the resolutions of each of the Dermavant Parties, certified as of the First Amendment Effective Date by an officer thereof, authorizing the execution, delivery and performance by each of the Dermavant Parties of the Amendment and the execution and delivery of the other documents to be delivered by such Person in connection herewith;

(v)
a certificate of the appropriate official(s) of the jurisdiction of organization, certifying as of a recent date not more than 30 days prior to the First Amendment Effective Date as to the subsistence in good standing or qualification of each of the Dermavant Parties in such jurisdiction;

(vi)
a copy of the organizational documents of each of the Dermavant Parties, together with all amendments thereto, certified as of the First Amendment Effective Date by an executive officer of each of the Dermavant Parties;

(vii)
a certificate of an officer of each of the Dermavant Parties, dated as of the First Amendment Effective Date and certifying the names and true signatures of the persons that are authorized to execute and deliver this Amendment on behalf of each of the Dermavant Parties;

(viii)
the results of searches for any effective financing statements, records of assignment for patents, trademarks or copyrights, tax Liens, judgment Liens, bankruptcy filings or other court proceedings, as the Purchasers shall have reasonably requested, filed against or naming Dermavant or Dermavant Sciences, Inc. or its respective property, which results shall not show any such Liens (other than Permitted Liens acceptable to the

Purchasers) or bankruptcy filings or other court proceedings (other than court proceedings acceptable to the Purchasers).

5.	[***]

6.	Representations and Warranties. each of the Dermavant Parties hereby represents and warrants:

(a)
The execution, delivery and performance by each of the Dermavant Parties of this Amendment and each of the Dermavant Parties’ consummation of the transactions contemplated by this Amendment and the RIPSA and performance under this Amendment and the RIPSA do not and will not (i) conflict with any of its organizational, constitutional or constituent documents; (ii) contravene, conflict with, constitute a default under or violate any Applicable Law except as would not reasonably be expected to have a Material Adverse Effect; (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which it or any of its property or assets may be bound or affected except as would not reasonably be expected to have a Material Adverse Effect; (iv) require any action by, filing, registration, or qualification with, or approval of, any Governmental Authority (except such approval which has already been obtained and is in full force and effect, or the filing of any UCC financing statement) except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; or (v) constitute a default under or conflict with any Material Contract that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b)
This Amendment has been duly authorized, executed and delivered by each of the Dermavant Parties and this Amendment and the RIPSA constitute legal, valid and binding agreements of each of the Dermavant Parties, enforceable in accordance with their respective terms (subject to general equitable principles, insolvency, liquidation, reorganization and other Applicable Laws of general application relating to creditors’ rights).

(c)
The security interests granted by Dermavant and Dermavant Sciences, Inc. in favor of the Collateral Agent in the assets or properties in which each of Dermavant or Dermavant Sciences, Inc. has granted a security interest or other Lien remain perfected, subject only to Permitted Liens.

7.	[***]

(a)	[***]

(b)	[***]

8.	Miscellaneous.

(a)
Except as otherwise expressly provided herein, (i) all provisions of the RIPSA and the other Transaction Documents remain in full force and effect and (ii) the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Collateral Agent or the Purchasers, nor constitute a waiver of any provision of the Existing RIPSA or any of the Transaction Documents.  None of the Collateral Agent or any Purchaser is under any obligation to enter into this Amendment.  The entering into of this Amendment by such parties shall not be deemed to limit or hinder any rights of any such party under the Transaction Documents, nor shall it be deemed to create or infer a course of dealing between any such party, on the one hand, and the RIPSA, on the other hand, with regard to any provision of the Transaction Documents.

(b)	This Amendment shall constitute a Transaction Document.

(c)
This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  An executed facsimile or electronic copy of this Amendment shall be effective for all purposes as an original hereof.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Collateral Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(d)
This Amendment expresses the entire understanding of the parties with respect to the amendments contemplated hereby.  No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(e)
THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF THAT WOULD MANDATE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

(f)
This Amendment shall be subject to Article VII (Indemnification), Section 8.2 (Waiver of Jury Trial), Section 8.3 (Dispute Resolution), Section 8.9 (Severability), Section 8.19 (Waiver of Sovereign Immunity) and Section 8.20 (Currency of Account; Conversion of Currency; Currency Exchange Restriction) of the Existing RIPSA, mutatis mutandis.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DERMAVANT:

DERMAVANT SCIENCES GMBH

By:
Name:
Title:

PARENT:

DERMAVANT SCIENCES, LTD.

By:
Name:
Title:

PURCHASERS:

XYQ LUXCO S.À R.L.

By:
Name:
Title:

NOVAQUEST CO-INVESTMENT FUND XVII, L.P.

By: NQ POF V GP, Ltd., its General Partner

By:
Name:
Title:

MAM TAPIR LENDER, LLC

By:
Name:
Title:

COLLATERAL AGENT:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, AS COLLATERAL AGENT

By:
Name:
Title:

EXHIBIT A

EXHIBIT A

~~Execution Version~~

Revenue Interest Purchase and Sale Agreement

dated as of May 14, 2021

as amended by that certain First Amendment, dated as of May 24, 2024 by and among

Dermavant Sciences GmbH,

solely for purposes of Section 5.21 and Article VIII hereof, Dermavant Sciences Ltd.,

the Purchasers party hereto,

and

solely for purposes of Article IX hereof, U.S. Bank Trust Company, National Association, as collateral agent on behalf of the Purchasers

THE COLLATERAL AGENT IS PARTY TO THE SENIOR LENDER INTERCREDITOR AGREEMENT DATED AS OF MAY 14, 2021 WITH XYQ LUXCO S.À R.L., AS SENIOR LENDER, AND THE OTHER PARTIES PARTY THERETO FROM TIME TO TIME, BY WHICH THE COLLATERAL AGENT AND EACH PURCHASER, INCLUDING THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, ARE BOUND. THE TERMS OF THIS REVENUE INTEREST PURCHASE AND SALE AGREEMENT, INCLUDING WITHOUT LIMITATION ANY RIGHTS OF ENFORCEMENT HEREUNDER, ARE SUBJECT TO THE TERMS OF SUCH SENIOR LENDER INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS HEREUNDER AND THE TERMS OF SUCH SENIOR LENDER INTERCREDITOR AGREEMENT, THE TERMS OF SUCH SENIOR LENDER INTERCREDITOR AGREEMENT WILL GOVERN AND CONTROL.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, IN ITS CAPACITY AS THE COLLATERAL AGENT HEREUNDER, IS PARTY TO THE PARITY INTERCREDITOR AGREEMENT DATED AS OF MAY 14, 2021, BY WHICH THE COLLATERAL AGENT AND EACH PURCHASER, INCLUDING THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, ARE BOUND. THE TERMS OF THIS REVENUE INTEREST PURCHASE AND SALE AGREEMENT, INCLUDING WITHOUT LIMITATION ANY RIGHTS OF ENFORCEMENT HEREUNDER, ARE SUBJECT TO THE TERMS OF SUCH PARITY INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS HEREUNDER AND THE TERMS OF SUCH PARITY INTERCREDITOR AGREEMENT, THE TERMS OF SUCH PARITY INTERCREDITOR AGREEMENT WILL GOVERN AND CONTROL.

REVENUE INTEREST PURCHASE AND SALE AGREEMENT

This Revenue Interest Purchase and Sale Agreement (as amended by the First Amendment, as defined below, this “Agreement”) is entered into as of May 14, 2021 (the “Effective Date”) by and among (a) Dermavant Sciences GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Switzerland (“Dermavant”), ~~and,~~ (b) solely for purposes of Section 5.21 and Article VIII, Dermavant Sciences Ltd., an exempted company organized under the laws of Bermuda (“Parent”), and (c) severally and not jointly, the other entities named on the signature pages hereto (together with such entities’ successors and assigns, collectively, the “Purchasers” and, each, a “Purchaser”), and, (d) solely for purposes of Article IX, U.S. Bank Trust Company, National Association, as collateral agent on behalf of the Purchasers (the “Collateral Agent”). Each of the Purchasers and Dermavant is referred to herein individually as a “Party” and collectively as the “Parties”.

NOW, THEREFORE, in consideration of the premises and mutual covenants, representations and warranties herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used and capitalized in this Agreement (other than in the headings of the Articles and Sections hereof), including in the Exhibits and Schedules attached hereto and in the Disclosure Letter, the following terms shall have the respective meanings assigned to them in this Section 1.1.

“10 Non-Bank Rule” means the rule that the aggregate number of parties to this Agreement (other than Dermavant) that are not Qualifying Banks must not at any time exceed ten (10), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

“20 Non-Bank Rule” means the rule that the aggregate number of creditors (including the Purchasers), other than Qualifying Banks, of the Swiss Seller Party under all of the Swiss Seller Party’s outstanding debts relevant for classification as debenture (Kassenobligation) must not at any time exceed twenty (20), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

“AAA” means the American Arbitration Association. “AAA Rules” has the meaning set forth in Section 8.3(a).
“Additional Amounts” means any additional amounts payable to the Purchasers pursuant to Section 5.6(a).

“Affiliate” means, with respect to a Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such first Person, but only so long as such control exists. For the purposes of this definition, “controlling”, “controlled” and “control”

mean the possession, directly (or indirectly through one or more intermediaries), of the power to direct the management or policies of a Person, including through ownership of fifty percent (50%) or more of the Voting Securities of such Person, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Law” means any applicable law, rule, regulation, judgment, order, writ, decree, permit or license of any Governmental Authority of competent jurisdiction. For purposes of Section 5.6, the term “Applicable Law” includes FATCA.

“Applicable Percentage” means, with respect to a given Fiscal Quarter and determined as of the earlier of (a) the last day of such Fiscal Quarter and (b) the Termination Date, an amount, expressed as a percentage, equal to the quotient of (i) the sum of (x) with respect to the first $[***] of Net Sales invoiced in the Fiscal Year in which such Fiscal Quarter occurs, an amount equal to the product of (A) [***]% multiplied by (B) each such dollar of such $[***] that is invoiced in such Fiscal Quarter, (y) with respect to the next $[***] of Net Sales invoiced in the Fiscal Year in which such Fiscal Quarter occurs, an amount equal to the product of (A) [***]% multiplied by (B) each such dollar of such $[***] that is invoiced in such Fiscal Quarter and (z) with respect to any Net Sales above $[***] invoiced in the Fiscal Year in which such Fiscal Quarter occurs, an amount equal to the product of (A) [***]% multiplied by (B) each such dollar above such $[***] that is invoiced in such Fiscal Quarter, divided by (ii) the aggregate Net Sales invoiced in such Fiscal Quarter; provided, however, that, notwithstanding the foregoing, if (X) a Base Case Forecast Shortfall exists as of the earlier of (I) the last day of such Fiscal Quarter and (II) the Termination Date and (Y) such Fiscal Quarter or the Fiscal Quarter in which the Termination Date occurs, as applicable, ends on or after [***] then the Applicable Percentage shall be [***]% (it being understood that such [***]% shall apply to all Net Sales invoiced in such Fiscal Quarter); provided, further, however, that in each case any such amount shall apply to Net Sales whether or not paid or received.

“Arbitration” has the meaning set forth in Section 8.3(a).

“Arbitration Notice” has the meaning set forth in Section 8.3(a).

“Arbitrator” has the meaning set forth in Section 8.3(b).

“Auditor” has the meaning set forth in Section 5.5(c).

“Bankruptcy Event of Default” means any of (i) the liquidation or dissolution of Dermavant, (ii) a Voluntary Bankruptcy or (iii) an Involuntary Bankruptcy.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state law for the relief of debtors (or their non-U.S. equivalents).

“Base Case Forecast Shortfall” means that both (i) cumulative Quarterly Revenue Amounts paid pursuant to this Agreement with respect to all Fiscal Quarters on and prior to [***] were less than the amount set forth opposite the last day of the Fiscal Quarter ending [***] in Exhibit C attached hereto and (ii) cumulative Quarterly Revenue

Amounts paid pursuant to this Agreement with respect to all Fiscal Quarters on and prior to the Fiscal Quarter with respect to which the Applicable Percentage is being determined were less than the amount set forth opposite the last day of such Fiscal Quarter in Exhibit C attached hereto.

“Base Currency” has the meaning set forth in Section 8.20(b)(i).

“Bill of Sale” means that certain bill of sale to be dated as of the Funding Date executed by Dermavant and the Purchasers substantially in the form of Exhibit B attached hereto.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions located in New York, New York or Basel, Switzerland are generally closed or are obligated by Applicable Law to close.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Effective Date, including common shares, ordinary shares, preferred shares, participation rights, profit sharing certificates, membership interests or share capital in a limited liability company or other Person, limited or general partnership interests in a partnership, beneficial interests in trusts or any other equivalent of such ownership interest or any options, warrants, subscription rights and other rights to acquire such shares or interests, including rights to allocations and distributions, dividends, redemption payments and liquidation payments (other than convertible Indebtedness).

“Change of Control” means any of the following:

~~“Change of Control” means any of the following:~~ (i) the sale, lease ~~or~~, transfer (including by exclusive license or sublicense), in one or a series of related transactions, of all or substantially all of the assets of Dermavant, or of all or substantially all of the Product Assets, to Third Parties;

  (ii)  at any time prior to the consummation of a Qualified IPO or an Ultimate Parent Spinout, Ultimate Parent ceasing to beneficially own, directly or indirectly, including through one or more intermediaries, at least [***] of the total voting power of the issued and outstanding Voting Securities of Parent;

  (iii)  at any time following the consummation of a Qualified IPO or an Ultimate Parent Spinout, Parent becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition of the beneficial ownership by any “person” or “group” (as such terms are used within Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), but excluding Ultimate Parent and its Affiliates, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of (x) [***] or more of the total voting power of the issued and outstanding Voting Securities of Parent and (y) total voting power of the issued and outstanding Voting

Securities of Parent that is greater than the total voting power of the issued and outstanding Voting Securities of Parent beneficially owned by Ultimate Parent; ~~provided, that, for the purposes of determining beneficial ownership in this clause~~

 ~~(iii), a beneficial owner shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition;~~ (iv) Parent ceasing to beneficially own, directly or indirectly, including through one or more intermediaries, at least [***] of the total voting and economic power of Dermavant; or

  (v) the merger, amalgamation or consolidation of Dermavant with or into a Third Party, other than ~~in the case of this clause (v)~~ a merger, amalgamation or consolidation of Dermavant in which holders of a majority of the total voting power of the issued and outstanding Voting Securities of Dermavant, directly or indirectly, including through one or more intermediaries, immediately prior to such merger, amalgamation or consolidation will hold, directly or indirectly, including through one or more intermediaries, a majority of the total voting power of the issued and outstanding Voting Securities of such Third Party or the surviving Person in such merger, amalgamation or consolidation, as the case may be, immediately after such merger, amalgamation or consolidation~~; provided, however, that, with respect to a transaction described in clause (i) above, clause (iii) above or clause (v) above, if (x) the acquiring Person in such transaction is a Qualified Party, (y) to the extent Dermavant is party to such transaction but is not the surviving Person in such transaction, such surviving Person expressly agrees to assume Dermavant’s obligations under the Deal Documents, and (z) there shall not have occurred and been continuing upon the consummation of such transaction a Default or an Event of Default, then such transaction shall not constitute a Change of Control.~~.

[***]

For the purposes of determining beneficial ownership above, a beneficial owner shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

[***]

“Claim” has the meaning set forth in Section 7.1(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral Agent” has the meaning set forth in the preamble hereto.

“Collateral Agreement” means that certain RIPSA Collateral Agreement dated as of the Effective Date between Dermavant and the Collateral Agent (and all documentation required pursuant thereto, including any joinder agreement for any Controlling Affiliate).

“Collateral Assignment” means that certain Collateral Assignment dated as of the Effective Date between Dermavant and the Collateral Agent.

“Combination Product” means a Product that is comprised of or contains the compound set forth in Schedule 1 attached hereto in addition to one or more additional active ingredients (whether co-formulated or co-packaged) that are neither the compound set forth in Schedule 1 attached hereto nor generic or other non-proprietary compositions of matter.

“Commercialization”, “Commercialize” or “Commercializing” means any and all activities directed to marketing, promoting, making, manufacturing, distributing, importing, exporting, offering to sell or selling the Product, including manufacturing and activities directed to obtaining any pricing and reimbursement approvals that must be obtained from a Regulatory Authority before placing the Product on the market for sale and including any licensing activities.

“Commercially Reasonable Efforts” means [***].

“Competing Product” means [***].

“Confidential Information” has the meaning set forth in Section 4.1.

“Controlling Affiliate” means, with respect to Dermavant, Parent or an Affiliate that is, directly or indirectly, under the control of Parent.

“Cover” means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed Person would infringe a claim of a Patent.

“CRE Considerations” means [***].

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Deal Documents” means the Transaction Documents to which Dermavant is or will be party.

“Default” means any event that, with the giving of notice or passage of time, or both, could result in an Event of Default.

“Dermavant” has the meaning set forth in the preamble hereto. [***].

“Dermavant Indemnitees” has the meaning set forth in Section 7.1(b).

“Develop”, “Developing” or “Development” means engaging in manufacturing, preclinical, clinical or other research and development activities directed towards obtaining Marketing Approval of the Product.

“Disclosing Party” has the meaning set forth in Section 4.1.

“Disclosure Letter” means that certain confidential disclosure letter dated as of the Effective Date delivered by Dermavant to the Purchasers.

“Disposition” or “Dispose” means, with respect to any Person, directly or indirectly, the sale, assignment, conveyance, transfer, license, sublicense or other disposition (whether in a single transaction or a series of related transactions) (including by way of a sale and leaseback transaction) of property or assets by any Person.

“Dispute” has the meaning set forth in Section 8.3(a).

“Dispute Notice” has the meaning set forth in Section 8.3(a).

“Distributor” means (i) a Third Party distributor of any Product that has no royalty or other payment obligations to Dermavant or any of its Affiliates that are calculated based on amounts invoiced or received by such Third Party for sales of the Product or (ii) a Third Party distributor of any Product that (a) does not take title to the Product, (b) does not invoice sales of the Product to Third Party customers and (c) is responsible only for inventory management and distribution with respect to such Product on behalf of Dermavant or any of its Affiliates.

“Effective Date” has the meaning set forth in the preamble hereto.

“Equity Commitment Letter” means that certain Equity Commitment Letter, dated as of the First Amendment Effective Date, by and between the Ultimate Parent and the Parent, as amended, restated, supplemented or otherwise modified from time to time (or any extension, replacement or refinancing thereof) in accordance with the terms hereof.

“Equity Financings” has the meaning set forth in Section 5.21(a).

“Erroneous Payment” has the meaning set forth in Section 9.12(a).

“Erroneous Payment Notice” has the meaning set forth in Section 9.12(b).

“Event of Default” means any of (i) any Bankruptcy Event of Default, (ii) the breach by Dermavant of (x) any payment obligations under Section 5.11, which failure to pay continues for more than 10 Business Days, or (y) any non-payment obligations under Section 5.11, (iii) the breach by Dermavant of any of its other payment obligations under this Agreement, which failure to pay continues for more than 10 Business Days after receipt of written notice from any of the Purchasers, (iv) except as set forth in clause (ii) above or clause (iii) above or clause (viii) below, the breach by Dermavant of any of its obligations under any Deal Document, where the Required Purchasers have provided notice of such breach to Dermavant in writing and Dermavant has not cured such breach within 45 days following receipt of such notice and where such breach, if not cured, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (v) the failure to make any payment in respect of any indebtedness of Dermavant or Parent within any applicable grace period after such payment is due and payable (including at final maturity) or the acceleration of any indebtedness of Dermavant by the holders thereof occurs, in each case if the total principal amount of such indebtedness exceeds $5,000,000 (but excluding any failure or default under the Senior ~~Credit Agreement~~Secured Debt that has been waived by the lender or lenders thereunder), and in each case where such failure to pay continues for more than 10 Business Days, (vi) a breach by Dermavant of any of its obligations under the NovaQuest Funding Agreement resulting in the exercise of remedies under the security agreements related to the NovaQuest Funding Agreement ~~or~~, (vii) a default or event of default under the Senior ~~Credit Agreement~~Secured Debt that results in an acceleration of the obligations thereunder, which acceleration is not rescinded, or the obligations thereunder are not paid in full [***].

“Event of Default Closing Date” has the meaning set forth in Section 2.7(a).

“Event of Default Fee” means $160,000,000 less the amount of any Revenue Interests previously paid to the Purchasers pursuant to this Agreement (but in no event less than zero).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Purchaser or required to be withheld or deducted from a payment to a Purchaser: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (x) imposed as a result of such Purchaser being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (y) that are Other Connection Taxes; (ii) Taxes attributable to such Purchaser’s failure to comply with Section 5.6(b) (or Section 5.6(c), as applicable); (iii) withholding Taxes imposed under FATCA; and (iv) Swiss Withholding Tax imposed as a result of such Purchaser (x) making an incorrect declaration of its status as to whether or not it is a Qualifying Bank and as to how many lenders it counts under the Non-Bank Rules or (y) failing to comply with its obligations under Section 8.7. For the avoidance of doubt, for the purposes of this definition, any reference to a Purchaser includes any successor or assignee of such Purchaser in accordance with Section 8.7.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“First Amendment” means that certain First Amendment to Revenue Interest Purchase and Sale Agreement, dated as of the First Amendment Effective Date, by and among Dermavant, the Purchasers and the Collateral Agent.

“First Amendment Effective Date” shall have the meaning given to “First Amendment Effective Date” in the First Amendment.

“Fiscal Quarter” means each three-month period commencing January 1, April 1, July 1 or October 1 during the Term, beginning with the January 1, April 1, July 1 or October 1 of the three-month period in which the Funding Date occurs.

“Fiscal Year” means each twelve (12)-month period from April 1 through March 31. “Funding” means the payment by the Purchasers (severally in accordance with their

Percentage Interests) to Dermavant of the Purchase Price on the Funding Date.

“Funding Condition” means both (a) the Purchasers have obtained Tax Rulings confirming that they count, in the aggregate, as not more than ten lenders under the Non-Bank Rules that are not Qualifying Banks, and (b) the FDA has granted Marketing Approval of the Product (i) on or prior to June 30, 2023 and (ii) unless waived in writing by the Required Purchasers, prior to the occurrence of any Default or Event of Default.

“Funding Condition Satisfaction Notice” means a written notice from Dermavant to the Purchasers certifying that the Funding Condition has occurred, identifying the Funding Date, and providing the wire transfer instructions of Dermavant in respect of the Funding.

“Funding Date” means a Business Day, identified in the Funding Condition Satisfaction Notice, that is no earlier than ten (10) calendar days, and no later than thirty (30) calendar days, after the date that Dermavant provides the Funding Condition Satisfaction Notice to the Purchasers; provided, that failure by Dermavant to provide such Funding Condition Satisfaction Notice shall not be an excuse for the Funding not to occur if the Required Purchasers waive such condition in writing. For the avoidance of doubt, there shall be no Funding Date if the Funding Condition has not occurred (except to the extent that clause (b)(ii) thereof is waived in writing by the Required Purchasers in their sole discretion).

“GAAP” means generally accepted accounting principles in effect in the United States, as in effect on the date or for the period with respect to which such principles are applied.

“Governmental Authority” means the government of any nation or any political subdivision thereof or any multi-national, national, federal, state, local or foreign court or governmental agency, authority (including supranational authority), commission, instrumentality, regulatory body or central bank.

“Guidelines” means, together, guideline S-02.123 in relation to interbank loans of 22

September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter No. 34  of  26  July  2011  (1-034-V-2011)  in  relation  to  deposits  (Kreisschreiben  Nr.  34 “Kundenguthaben” vom 26. Juli 2011), circular letter No. 15 of 3 October 2017 (1-015-DVS-2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017), circular letter No. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 betreffend steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen vom 24. Juli 2019) and circular letter No. 47 of 25 July 2019 (1-047-V-2019) in relation to bonds (Kreisschreiben Nr. 47 betreffend Obligationen vom 25. Juli 2019), in each case as issued, amended or replaced from time to time by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“IFRS” means international accounting standards, as in effect on the date or for the period with respect to which such standards are applied, as established by the International Financial Reporting Standards.

“Immaterial Subsidiary” means, at any time, any Subsidiary of Parent that (x) has, excluding its Subsidiaries, (i) total assets that are individually less than 3.75% of the consolidated total assets of Parent and its Subsidiaries in the aggregate and (ii) gross revenues that are individually less than 3.75% of the consolidated gross revenues of Parent and its Subsidiaries in the aggregate; provided, however, that if, at any time, the aggregate amount of the consolidated total assets or consolidated gross revenues attributable to all Subsidiaries of Parent that would otherwise be Immaterial Subsidiaries exceeds 7.5% in the aggregate of the consolidated total assets or consolidated gross revenues, respectively, of Parent and its Subsidiaries, only those Immaterial Subsidiaries with the smallest percentage of assets (not exceeding 7.5% in the aggregate of the consolidated total assets of Parent and its Subsidiaries) shall constitute Immaterial Subsidiaries.

“Indemnified Party” has the meaning set forth in Section 7.2(a).

“Indemnified Taxes” means any deductions, withholdings or Taxes (other than Excluded Taxes) in respect of which Dermavant is required to pay additional amounts pursuant to Section 5.6(a).

“Indemnifying Party” has the meaning set forth in Section 7.2(a).

“Intercreditor Agreements” means each of (i) the Senior Lender Intercreditor Agreement and (ii) that certain amended and restated parity intercreditor agreement dated as of ~~the Effective Date~~May 24, 2024, between the Collateral Agent and NovaQuest Co-Investment Fund VIII, L.P., each as amended, restated, supplemented or otherwise modified from time to time (or any extension, replacement or refinancing thereof).

“Involuntary Bankruptcy” means a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against Dermavant, Parent or Parent’s other Subsidiaries (other than Immaterial Subsidiaries) in an involuntary case; (ii) appoints a Custodian of Dermavant, Parent or Parent’s other Subsidiaries (other than Immaterial Subsidiaries) or for any substantial part of ~~its~~their property; or (iii) orders the winding up or liquidation of Dermavant, Parent or Parent’s other Subsidiaries (other than Immaterial Subsidiaries); or any similar relief is granted under any non-U.S. ~~laws~~Bankruptcy Law and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days.

“Judgment Currency” has the meaning set forth in Section 8.20(b)(i).

“Key Patents” means the Patents listed on Schedule 3 to the Disclosure Letter.

“Liabilities” means any and all indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any law or judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

“License Agreement” means (i) any license of Product Rights granted by Dermavant or its Affiliates to a Third Party, (ii) any sublicense of Product Rights granted under a license described in clause (i) above or (iii) any ~~another~~other arrangement that transfers, assigns or otherwise conveys or grants any access or rights in or to any Product Right (collectively, “Out-Licenses”); provided, however, that the following shall not be deemed to be a “License Agreement”: (a) any agreement that does not include any rights to Develop or Commercialize the Product in all or part of the United States; (b) any licenses solely for research purposes; (c) any licenses to Distributors solely in their capacities as such; ~~or~~ (d) any agreements granting non-exclusive rights to Product IP Rights entered into in the ordinary course of business for the benefit of Dermavant or any of its Controlling Affiliates, including manufacturing agreements, material transfer agreements and consulting agreements, that, in all cases in this clause (d), do not grant any rights to market, distribute or sell the Product [***].

“Licensee” means a Third Party that is granted any Product Rights under a License Agreement.

“Lien” means any mortgage, lien (statutory or otherwise), pledge, deed of trust, hypothecation, title defect, charge, security interest, encumbrance, assignment, deposit arrangement, interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or performance of an obligation, including any conditional sale or any sale with recourse.

“Losses” has the meaning set forth in Section 7.1(a).

“Marketing Approval” means, for the Product, any and all approvals (including supplements, amendments, pre-approvals and post-approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use, sale and marketing of the Product.

“Material Adverse Effect” means a material adverse effect, in any respect, on (i) the legality, validity or enforceability of any Transaction Document, (ii) the ability of Dermavant to perform any of its material obligations under any Transaction Document (including Dermavant being unable or failing to make payment of the Revenue Interests in accordance with the terms of this Agreement) or to consummate the transactions contemplated hereunder or thereunder, (iii) the rights or remedies of a Purchaser under any Transaction Document or (iv) the Product, the Product IP Rights or the Development or Commercialization of the Product.

“Material Contract” means (i) any material agreement to which Dermavant or any other Responsible Party (other than a Licensee) is a party (x) related to the Development or Commercialization of the Product within the United States, (y) that creates a Lien on, affects or otherwise relates to the Product, the Revenue Interests or any of the Product IP Rights or other Product Assets or (z) that is a License Agreement or (ii) any other agreement to which Dermavant or any other Responsible Party (other than a Licensee) is a party for which breach, non-performance, termination, cancellation or failure to renew by a party thereto would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that, in the case of each of clause (i) above and clause (ii) above, Out-Licenses that are not License Agreements shall not be deemed to be Material Contracts.

“Maximum Amount” means, with respect to each Purchaser, an amount equal to the product of [***] multiplied by the Purchase Price paid by such Purchaser.

“Net Sales” means [***].

“Non-Bank Rules” means, together, the 10 Non-Bank Rule and the 20 Non-Bank Rule.

“Non-Compliant Purchaser” has the meaning set forth in Section 2.8(b).

“NovaQuest Funding Agreement” means that certain funding agreement dated as of July 10, 2018 between Dermavant and NovaQuest Co-Investment Fund VIII, L.P., as amended, restated, supplemented or otherwise modified from time to time (or any extension, replacement or refinancing thereof).

“Other Connection Taxes” means, with respect to any Purchaser, Taxes imposed as a result of a present or former connection between such Purchaser and the jurisdiction imposing such Tax (other than connections arising solely from such Purchaser having (i) executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any of the Transaction Documents, the Revenue Interests or the Senior ~~Credit Agreement~~Secured Debt (or the loans thereunder) or (ii) sold or assigned an interest in any of the Transaction Documents, the Revenue Interests or the Senior ~~Credit Agreement~~Secured Debt (or the loans thereunder)).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, the Revenue Interests or any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made at the request of Dermavant).

“Out-Licenses” has the meaning set forth in the definition of License Agreement.

“Paragraph IV Certification” means the certification submitted by a generic application alleging that a Patent Covering the Product is invalid, unenforceable, or not infringed.

“Parent” ~~means Dermavant Sciences Ltd., an exempted company organized under the~~  has the meaning set forth in the preamble hereto.

[***]

“Parties” has the meaning set forth in the preamble hereto.

“Party” has the meaning set forth in the preamble hereto.

“Patents” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, revalidations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, requests for continuation, continuations, continuations-in-part and divisionals) and all equivalents of the foregoing in any country in the world.

“Percentage Interest” of a Purchaser means the quotient, expressed as a percentage, of (i) the amount set forth opposite such Purchaser’s name on Exhibit A attached hereto paid on the Funding Date divided by (ii) the Purchase Price paid on the Funding Date.

 [***]

“Permitted Disposition” means: (i) a Disposition of inventory (as defined in the Uniform Commercial Code) or goods held for sale in the ordinary course of business; (ii) a Disposition of surplus, obsolete, damaged or worn-out assets, property or equipment in the ordinary course of business (including the abandonment or other Disposition of Product IP Rights, whether in whole and on a country-by-country basis, that is, in the reasonable judgment of Dermavant, no longer economically practicable or commercially reasonable to maintain or useful in any material respect in the conduct of the business of Dermavant); (iii) a Disposition of equipment as part of a trade-in for replacement equipment; (iv) any License Agreement to the extent permitted by Section 5.14 and any Out-License that is not a License Agreement; (v) any surrender or waiver of contract rights or the settlement of, release of, recovery on or surrender of contract, tort or other claims of any kind (except where such surrender, waiver, settlement, release or recovery could reasonably be expected to have a Material Adverse Effect); (vi) the incurrence of any Permitted Liens; (vii) Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; ~~and~~ (viii) Disposition of Regulatory Approvals or Marketing Approvals for any jurisdiction to a Controlling Affiliate or, in the case of a Licensee, to such Licensee or an affiliate thereof, in each case organized in such jurisdiction for the purposes of Commercialization of the Product in such jurisdiction  [***].

“Permitted Liens” means: (i) Liens securing the obligations of Dermavant under the Deal Documents; (ii) Liens securing Permitted Secured Debt or obligations under the NovaQuest Funding Agreement; (iii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against Dermavant with respect to which Dermavant shall then be proceeding with an appeal or other proceedings for review; (iv) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Dermavant in accordance with GAAP; (v) Liens upon specific items of inventory or other goods and proceeds of Dermavant securing Dermavant’s obligation in respect of banker’s acceptances issued or created for the account of Dermavant to facilitate the purchase, shipment or storage of such inventory or other goods; (vi) License Agreements to the extent permitted by this Agreement and Out-Licenses that are not License Agreements; (vii) Liens on goods purchased in the ordinary course of business, the purchase price of which is financed by a documentary letter of credit issued for the account of Dermavant or any of its Controlling Affiliates; (viii) judgment and attachment Liens not giving rise to an Event of Default; (ix) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of inventory entered into in the ordinary course of business; (x) Liens arising from Uniform Commercial Code financing statement filings that name Dermavant as debtor regarding operating leases entered into by Dermavant in the ordinary course of business; (xi) Liens on assets or property at the time Dermavant acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into Dermavant; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other Product Assets owned by Dermavant; (xii) Liens on the identifiable proceeds of any property or asset subject to a Lien otherwise constituting a Permitted Lien; (xiii) Liens to secure the financing of insurance premiums for insurance policies and the proceeds thereof; and (xiv) Liens existing on the Effective Date and set forth on Schedule 5.9 to the Disclosure Letter.

“Permitted Secured Debt” means: (i) Senior Secured Debt ~~in a principal amount not to exceed $40,000,000 outstanding at any one time~~; (ii) Indebtedness consisting of the financing of insurance premiums secured solely by the applicable insurance policies and the proceeds thereof; (iii) equipment financing and capital leases; provided, that such indebtedness is secured solely by the equipment financed and the proceeds thereof; and (iv) other secured indebtedness incurred in the ordinary course of business not to exceed $1,250,000 at any one time outstanding, in each case subject to customary terms.

“Person” means any natural person, corporation, trust, joint venture, association, unincorporated organization, cooperative, company, partnership, limited liability company, Governmental Authority or other entity recognized by law.

“Pre-Funding Change of Control” means a Change of Control ~~(without giving effect to the proviso in the definition thereof)~~ that occurs prior to the Funding Date.

“Pre-Funding Change of Control Option” has the meaning set forth in Section 2.7(b). “Pre-Funding Change of Control Option Closing Date” has the meaning set forth in Section 2.7(b).

“Pre-Funding Change of Control Option Price” means [***].

“Prepayment Amount” has the meaning set forth in Section 5.19.

“Product” means that certain topical, non-steroidal and non-immunosuppressant pharmaceutical product for the treatment of dermatologic indications, known as Tapinarof (and as may be marketed under any other name) and more particularly described in Schedule 1 attached hereto, and including any and all future iterations, improvements or modifications of such Product made, developed, licensed or sublicensed by Dermavant or any other Responsible Party for the treatment of dermatologic indications.

“Product Assets” means (i) all assets primarily related to the Product and that are owned by, licensed to or otherwise controlled by Dermavant or any other Controlling Affiliate, including Product IP Rights, any contract pursuant to which Dermavant or any other Controlling Affiliate has been or will be granted, assigned or otherwise conveyed any right, title or interest in or to any Product IP Rights, regulatory filings, product packaging, product inserts, product labels, regulatory approval applications, regulatory approvals, regulatory exclusivity, copies of correspondence with regulatory authorities, copies of pre-clinical and clinical data, copies of pharmacology and biology data, Material Contracts and inventory, and (ii) any other assets that are owned by, licensed to or otherwise controlled by Dermavant or any other Controlling Affiliate that are reasonably necessary for the Development, Commercialization, formulation or use of the Product, the absence of which would be reasonably expected to cause, individually or in the aggregate, a Material Adverse Effect; provided, however, that, in the case of each of clause
(i) above and clause (ii) above, any License Agreement or Out-License that does not include any rights to Develop or Commercialize the Product in all or part of the United States shall not be deemed a Product Asset. In no event shall the Product Assets include deposit or securities accounts, accounts receivable, chattel paper, negotiable instruments, Capital Securities or any other security.

“Product IP Rights” means all intellectual property relating to the Product owned or licensed by Dermavant or any other Responsible Party, including (i) Product Know-How, (ii) all Patents Covering the Product (including its composition, formulation, delivery, manufacture or use) and (iii) all works protectable under copyright laws, trademarks, service marks and trade names that relate to the Product.

“Product Know-How” means, as related to the Product, all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatus, specifications, data, results and other material, including pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques (whether or not confidential, proprietary, patented or patentable), in written, electronic or any other form, now known or hereafter developed, and all other discoveries, developments, information and inventions (whether or not confidential, proprietary, patented or patentable), and tangible embodiments of any of the foregoing, including any discoveries, developments, information or inventions relating to the stability, safety, efficacy, operation, manufacture, ingredients, preparation, indications, presentation, formulation, means of delivery, or dosage of any pharmaceutical composition or preparation.

“Product Rights” means licenses or rights to the Product or Product IP Rights, for or relating to Developing, Commercializing or otherwise exploiting the Product.

“Purchase Price” has the meaning set forth in Section 2.2, reflecting the funding amounts provided by the Purchasers.

“Purchaser” has the meaning set forth in the preamble hereto. “Purchaser Indemnitees” has the meaning set forth in Section 7.1(a).

“Purchasers” has the meaning set forth in the preamble hereto.

“Qualified IPO” means (i) the consummation of an underwritten initial public offering pursuant to an effective registration statement under the Securities Act for the Capital Securities of Parent and pursuant to which such Capital Securities will be listed on a United States national exchange or an international exchange, (ii) an initial direct listing of such Capital Securities on any such exchange by Parent (whether or not Parent issues and sells such Capital Securities in connection with such direct listing) or (iii) the merger, acquisition or similar transaction involving Parent and another Person (including a special purpose acquisition company, but excluding any Affiliate of Parent) after which (a) Parent’s Capital Securities are listed on such exchange, (b) a successor to Parent’s Capital Securities are listed on such exchange or (c) the Capital Securities of the surviving parent company of Parent after the consummation of such transaction are listed on such exchange.

“Qualified Licensee” means a Qualified Party or any controlled Affiliate of a Qualified Party.

“Qualified Party” means: [***].

“Qualifying Bank” means (i) any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) or (ii) a Person that effectively conducts banking activities with its own infrastructure and staff as its principal purpose and that has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation or, if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case within the meaning of the Guidelines.

“Quarterly Deadline” has the meaning set forth in Section 5.1(a).

“Quarterly Report” means, with respect to the relevant Fiscal Quarter, a report detailing (i) aggregate gross sales of the Product by each of Dermavant, its Affiliates and any Licensee in such Fiscal Quarter, (ii) Net Sales for such Fiscal Quarter, including the adjustments and other reconciliations used to arrive at Net Sales invoiced for such Fiscal Quarter and the currency exchange rates used (which shall be rates of exchange determined in a manner consistent with Dermavant’s method for calculating rates of exchange in the preparation of Dermavant’s annual financial statements in accordance with GAAP or IFRS, as the case may be), (iii) the corresponding Quarterly Revenue Amount payable to the Purchasers with respect to such Fiscal Quarter, (iv) the amount of any Taxes withheld from the payment of such Quarterly Revenue Amount to the Purchasers, (v) the aggregate amount of payments previously made by Dermavant to the Purchasers in respect of the Revenue Interests and the aggregate amount of any Taxes withheld from such payments and (vi) the number of units or vials of Product sold in the United States during such Fiscal Quarter; provided, that for any such information to be provided by a Licensee for which Dermavant receives such information fewer than 10 Business Days prior to the Quarterly Deadline, such information may instead be included in the following Fiscal Quarter’s Quarterly Report.

“Quarterly Revenue Amount” means, with respect to a given Fiscal Quarter, an amount, determined as of the earlier of (i) the last day of such Fiscal Quarter and (ii) the Termination Date, equal to the product of (a) the Applicable Percentage for such Fiscal Quarter multiplied by (b) the Net Sales invoiced for such Fiscal Quarter [***]. For the avoidance of doubt, if the Termination Date occurs prior to the end of any given Fiscal Quarter, then such Quarterly Revenue Amount shall be determined for such Fiscal Quarter in a manner consistent with this definition through and including the Termination Date.

“Receiving Party” has the meaning set forth in Section 4.1.

“Recordkeeping Period” has the meaning set forth in Section 5.4(a).

“Regulatory Approvals” means, collectively, all regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier), pursuant to which the Product may be marketed, sold and distributed.

“Regulatory Authority” means any Governmental Authority that is responsible for issuing approvals, licenses, registrations or authorizations necessary for the manufacture, import, sale and use of the Product for human therapeutic use in any applicable regulatory jurisdiction, including the FDA.

“Required Purchasers” means Purchasers whose Percentage Interests taken together equal at least 66-2/3%; provided, however, that in the event that a Bankruptcy Event of Default has occurred, “Required Purchasers” means Purchasers whose Percentage Interests taken together equal at least 50.1%.

“Responsible Party” means (i) Dermavant, (ii) each Controlling Affiliate, (iii) each other Affiliate of Dermavant materially engaged in the Development or Commercialization of the Product within the United States and (iv) each Licensee to the extent that such Licensee has rights or obligations under the terms of the applicable License Agreement to Develop or Commercialize the Product within the United States.

“Revenue Interests” means, with respect to each Purchaser, all right, title and interest in, to and under an amount equal to the sum of each Quarterly Revenue Amount multiplied by such Purchaser’s Percentage Interest, up to such Purchaser’s Maximum Amount; provided, that, in the event that a Purchaser receives its portion of the Event of Default Fee in accordance with Section 2.7(a), then such portion of the Event of Default Fee shall count towards such Purchaser’s Maximum Amount.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Agency” means the U.S. Securities and Exchange Commission and any other Governmental Authority regulating the issuance, sale or trading of securities.

“Security Agreements” means the security agreements, mortgages, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating, perfecting or otherwise evidencing (or purporting to create, evidence or otherwise perfect) the security interests or other Liens granted by Dermavant or any Controlling Affiliate in favor of the Collateral Agent in the Product Assets as contemplated by this Agreement, including the Collateral Agreement (and all documentation required pursuant thereto, including any joinder agreement for any Controlling Affiliate), the Collateral Assignment and the Swiss Security Document.

“Senior Credit Agreement” means that certain credit agreement dated as of the Effective Date among Dermavant, certain Affiliates of Dermavant, XYQ Luxco S.à r.l., in its capacity as a lender thereunder, and the Senior Lender Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time (or any extension, replacement or refinancing thereof).

“Senior Lender Collateral Agent” means U.S. Bank Trust Company, National Association, as collateral agent on behalf of the lender under the Senior Credit Agreement (together with any successor or replacement collateral agent and any agent or other representative for any other Senior Secured Debt that replaces or refinances all or any portion of the indebtedness under the Senior Credit Agreement).

“Senior Lender Intercreditor Agreement” means that certain senior lender intercreditor agreement dated as of the Effective Date among the Collateral Agent, XYQ Luxco S.à r.l., in its capacity as a lender under the Senior Credit Agreement, NovaQuest Co-Investment Fund VIII, L.P., as a lender under the NovaQuest Funding Agreement, and the Senior Lender Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time (including any replacement thereof in connection with any refinancing or replacement of the Senior Credit Agreement or the NovaQuest Funding Agreement).

“Senior Secured Debt” means (i) indebtedness  (including indebtedness outstanding under the Senior Credit Agreement) in an aggregate principal amount not to exceed $40,000,000 outstanding at any one time and (ii) ~~any other secured~~ indebtedness to refinance, in whole or in part, ~~the~~such indebtedness ~~under the Senior Credit Agreement~~ in accordance with the terms of the Senior Lender Intercreditor Agreement~~,~~  (or other intercreditor arrangement described below) that, taken together with outstanding indebtedness described in clause (i), is in an aggregate principal amount not to exceed $40,000,000 outstanding at any one time; provided that, in each case, the lenders thereof (or the agent or representative for such lenders ) have become party, as senior creditors, to the Senior Lender Intercreditor Agreement or other intercreditor arrangement reasonably satisfactory to the Purchasers (it being agreed that such intercreditor arrangement shall be satisfactory to the Purchasers if it provides for substantially similar intercreditor terms as the Senior Lender Intercreditor Agreement).

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. For purposes of clarity, a Subsidiary of a Person shall not include any Person that is under common control with the first Person solely by virtue of having directors, managers or trustees in common and shall not include any

Person that is solely under common control with the first Person (i.e., a sister company with a common parent).

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Security Document” means that certain IP Pledge Agreement between Dermavant as pledgor and the Collateral Agent as pledgee, regarding the pledgor’s intellectual property rights registered in Switzerland.

“Swiss Seller Party” means Dermavant or any other party to this Agreement (other than any Purchaser) that is incorporated in Switzerland or, if different, is considered to be tax resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer).

“Tax” means all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, deductions, tariffs, assessments and other charges in the nature of a tax, including all income, excise, franchise, gains, capital, corporation, business, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with all interest, penalties and additions thereto imposed with respect to such amounts.

“Tax Ruling” means the confirmation of the Swiss Federal Tax Administration as to how many lenders a Purchaser is counted for the purposes of the Non-Bank Rules.

“Term” has the meaning set forth in Section 6.1.

“Term Sheet” means the document entitled “Proposed Terms for Revenue Interest Financing for Dermavant Sciences GmbH” dated February 5, 2021 among Dermavant, Dermavant Sciences Ltd., XYQ Luxco S.à r.l., NovaQuest Capital Management, LLC and Marathon Asset Management, L.P.

“Termination Date” has the meaning set forth in Section 6.1.

“Third Party” means any Person, including a Governmental Authority, other than Dermavant or any of its Affiliates.

“Third Party Claim” has the meaning set forth in Section 7.1(a).

“Transaction Documents” means this Agreement, the Security Agreements, the Intercreditor Agreements, the Bill of Sale and any other documents, instruments or financing statements required to be delivered hereunder or thereunder or in connection herewith or therewith.

“Ultimate Parent” means Roivant Sciences Ltd., an exempted limited company organized under the laws of Bermuda.

[***]

“Ultimate Parent Spinout” means the distribution by Ultimate Parent to its shareholders of the Capital Securities of Parent.

“United States” or “U.S.” means the United States of America, including its 50 states, the District of Columbia and its other territories and possessions.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Voluntary Bankruptcy” means that Dermavant, Parent or any of Parent’s Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case under any Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary case under any Bankruptcy Law; (iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or (iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any non-U.S. ~~laws relating to insolvency~~Bankruptcy Law.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Withholding Payment” has the meaning set forth in Section 5.6(a).

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE; NO ASSUMED OBLIGATIONS; DELIVERABLES; PAYMENTS IN RESPECT OF REVENUE INTERESTS; EVENT OF DEFAULT AND PRE-FUNDING CHANGE OF CONTROL

2.1         Purchase and Sale.

(a)       Subject to the terms and conditions of this Agreement, on the Funding Date, Dermavant shall irrevocably sell, contribute, assign, transfer, convey and grant to the Purchasers, and the Purchasers, severally but not jointly, shall purchase, acquire and accept from Dermavant, in accordance with their respective Percentage Interests, all of Dermavant’s right, title and interest in, to and under the Revenue Interests, free and clear of any and all Liens, other than those Liens created in favor of the Purchasers (through the Collateral Agent or otherwise) by the Transaction Documents.

(b)          Each of Dermavant and the Purchasers intends and agrees that the sale, contribution, assignment, transfer, conveyance and granting of the Revenue Interests under this Agreement on the Funding Date shall be a true, complete, absolute and irrevocable sale and assignment by Dermavant to the Purchasers of the Revenue Interests and that such sale and assignment shall provide the Purchasers, subject to the terms of the Transaction Documents, with the full benefits of ownership of the Revenue Interests. Following the Funding Date, Dermavant disclaims any beneficial ownership interest in the Revenue Interests. Dermavant irrevocably waives any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale and assignment by Dermavant to the Purchasers of the Revenue Interests on the Funding Date under Applicable Law, which waiver shall be enforceable against Dermavant in any Voluntary Bankruptcy or Involuntary Bankruptcy, and Dermavant acknowledges and agrees that the Purchasers are relying on such waiver in entering into this Agreement. The sale, contribution, assignment, transfer, conveyance and granting of the Revenue Interests on the Funding Date shall be reflected on Dermavant’s financial statements and other records as a sale of assets to the Purchasers (except to the extent GAAP or IFRS, as the case may be, require otherwise with respect to Dermavant’s financial statements).

2.2          Purchase Price. In full consideration for the sale, contribution, assignment, transfer, conveyance and granting of the Revenue Interests on the Funding Date, and subject to the terms and conditions set forth herein, each of the Purchasers shall severally but not jointly pay (or cause to be paid) to Dermavant, or Dermavant’s designee, on the Funding Date, the sum set forth opposite such Purchaser’s name on Exhibit A attached hereto, in immediately available funds by wire transfer to the account specified in the Funding Condition Satisfaction Notice (the aggregate of such amounts being the “Purchase Price”). Any funds released or caused to be released by a Purchaser on the Funding Date that are received within one Business Day following the Funding Date shall be deemed paid on the Funding Date regardless of whether Dermavant actually receives such funds on the Funding Date.

2.3          No Assumed Obligations. Notwithstanding any provision in any Transaction Document to the contrary, the Purchasers are not assuming any liability or obligation of Dermavant or any other Person of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any Transaction Document or otherwise. All such liabilities and obligations shall be retained by and remain liabilities and obligations of Dermavant or such other Persons, and Dermavant or such other Persons shall remain liable with respect to all liabilities and obligations created in connection with the Revenue Interests and shall continue to perform such obligations, if any.

2.4          Effective Date Deliverables. On the Effective Date:

(a)          Dermavant shall deliver or cause to be delivered to the Purchasers and the Collateral Agent (i) an opinion of Cooley LLP, special U.S. counsel to Dermavant, and (ii) an opinion of VISCHER AG, special Swiss counsel to Dermavant, in each case in form and substance satisfactory to the Purchasers and their counsel;

(b)          Dermavant shall deliver or cause to be delivered to the Purchasers a certificate of an executive officer (or equivalent) of Dermavant: (i) attaching copies, certified by such officer (or equivalent) as true and complete, of (x) a certified excerpt from the commercial register, the certified up-to-date articles of association and, if applicable, the organizational regulations of Dermavant and (y) resolutions of the managing directors of Dermavant authorizing and approving the execution and delivery of and performance of obligations by Dermavant under the Deal Documents and the transactions contemplated herein and therein; and (ii) setting forth the incumbency of the officer or officers (or equivalent) of Dermavant who have executed and delivered the Deal Documents, including therein a signature specimen of each such officer or officers (or equivalent);

(c)          Dermavant shall deliver or cause to be delivered to the Purchasers the Disclosure Letter; and

(d)          each of the Security Agreements and the Intercreditor Agreements shall be duly executed and delivered by the parties thereto.

2.5         Funding Date Deliverables. On the Funding Date:

(a)          each of the Parties shall deliver or cause to be delivered to the other Parties the Bill of Sale duly executed by such Party;

(b)          Dermavant shall deliver or cause to be delivered to the Purchasers a certificate of an executive officer (or equivalent) of Dermavant, certifying, as of the Funding Date, (i) that the representations and warranties of Dermavant set forth in the Deal Documents are true and correct in all material respects (except to the extent that such representations and warranties relate solely to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except with respect to representations and warranties qualified by the term “material” or Material Adverse Effect, which representations and warranties shall be true and correct in all respects), (ii) to the effect of the certificate described in Section 2.4(b) and (iii) that no Default or Event of Default has occurred and is continuing;

(c)          each of the Purchasers shall severally but not jointly pay (or cause to be paid) to Dermavant, or Dermavant’s designee, the portion of the Purchase Price set forth opposite such Purchaser’s name on Exhibit A attached hereto, in accordance with Section 2.2; and

(d)          each of the Purchasers shall have received (on or prior to the Funding Date) a favorable ruling from the Swiss Federal Tax Administration with respect to compliance with the Non-Bank Rules.

The Purchasers, upon the election of the Required Purchasers, may waive any condition in this Section 2.5, other than the occurrence of clause (b)(i) of the definition of Funding Condition, and the funding of the Purchase Price to Dermavant will otherwise occur pursuant to the terms herein as long as the Purchasers satisfy the condition set forth in Section 2.5(c).

2.6          Payments in Respect of Revenue Interests. In connection with the sale, contribution, assignment, transfer, conveyance and granting of the Revenue Interests on the Funding Date, the Purchasers shall be entitled to receive (in accordance with their Percentage Interests) the Revenue Interests in respect of the Net Sales, as and when such payments are due under Section 5.1. Any payments to be made by Dermavant or any other Responsible Party under this Agreement, including the payment of the Quarterly Revenue Amounts pursuant to Section

5.1, shall be made by wire transfer of immediately available funds to each of the Purchasers in accordance with their respective Percentage Interests to the bank accounts specified in Schedule 2 attached hereto (as may be amended pursuant to Section 8.14). For Swiss tax purposes, payments in respect of Revenue Interests shall be deemed to (a) reflect the interest component until the difference between the Maximum Amount and the Purchase Price has been paid and (b) to the extent in excess of such difference, as the deemed repayment of the Purchase Price. Upon payment of the Maximum Amount for each Purchaser, all Revenue Interests due to such Purchaser, including any deemed repayment of such Purchaser’s portion of the Purchase Price, upon termination of this Agreement shall be deemed to be paid in full.

2.7        Event of Default and Pre-Funding Change of Control.

(a)          Dermavant shall notify the Purchasers and the Collateral Agent in writing as soon as possible and in any event within two Business Days following the occurrence of any Default or Event of Default during the Term, identifying the nature of such Default or Event of Default and whether or not such Default or Event of Default is in respect of, or is, a Bankruptcy Event of Default. If an Event of Default occurs after the Funding Date, the Event of Default Fee shall automatically (without any action or notice by any of the Purchasers) be due and payable on the Event of Default Closing Date, the payment of which shall be made by wire transfer of immediately available funds to the bank accounts specified in Schedule 2 attached hereto (as may be amended pursuant to Section 8.14). The Event of Default Fee shall be fully earned on the Effective Date. Payment of the Event of Default Fee shall occur (i) in respect of a Bankruptcy Event of Default, immediately upon the occurrence of such Bankruptcy Event of Default, and (ii) in respect of any other Event of Default, on a Business Day specified in writing by Dermavant to the Purchasers, which date shall be within 15 Business Days, but no sooner than 10 Business Days, from the date that the notice described in the first sentence of this Section 2.7(a) is delivered to the Purchasers or, if not so delivered as required pursuant to this Section 2.7(a), from the date that the notice described in the first sentence of this Section 2.7(a) was required to be delivered to the Purchasers (the date of such payment pursuant to clause (i) above or clause (ii) above being referred to herein as the “Event of Default Closing Date”).

(b)          Dermavant shall notify the Purchasers in writing at least ten Business Days prior to the occurrence of any Pre-Funding Change of Control during the Term. If a Pre-Funding Change of Control occurs during the Term, Dermavant shall have the right, but not the obligation (the “Pre-Funding Change of Control Option”), to terminate this Agreement by paying the Pre-Funding Change of Control Option Price on the Pre-Funding Change of Control Option Closing Date to all the Purchasers (in accordance with their Percentage Interests) in cash, the payment of which shall be made by wire transfer of immediately available funds to the bank accounts specified in Schedule 2 attached hereto (as may be amended pursuant to Section 8.14); provided, that no Purchaser that is a Non-Compliant Purchaser at the time of Dermavant’s exercise of the Pre-Funding Change of Control Option shall be entitled to receive, and Dermavant shall not be required to pay, such Non-Compliant Purchaser’s Percentage Interest of the Pre-Funding Change of Control Option Price. If Dermavant exercises the Pre-Funding Change of Control Option, Dermavant shall deliver written notice to the Purchasers specifying a Business Day within 10 Business Days from such notice date (such specified Business Day being referred to herein as the “Pre-Funding Change of Control Option Closing Date”), which notice must be given within 60 days following the date that notice is provided pursuant to the first sentence of this Section 2.7(b); provided, that such notice may, at Dermavant’s discretion, be given subject to one or more conditions precedent, including completion of such Pre-Funding Change of Control.

(c)          Dermavant agrees that the Event of Default Fee and the Pre-Funding Change of Control Option Price shall be presumed to be the liquidated damages sustained by each Purchaser (in the case of an Event of Default Fee in respect of a Bankruptcy Event of Default or in the case of the Pre-Funding Change of Control Option Price, as the result of the early termination of this Agreement), and Dermavant agrees that such presumption is reasonable under the circumstances currently existing. The Event of Default Fee and the Pre-Funding Change of Control Option Price shall also be payable in the event that this Agreement is satisfied or released by foreclosure (whether or not by power of judicial proceeding), deed in lieu of foreclosure or any other means. Dermavant expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future Applicable Law that prohibits or may prohibit the collection of the foregoing Event of Default Fee or Pre-Funding Change of Control Option Price in connection with any such event. Dermavant agrees (to the fullest extent that it may lawfully do so) that (i) each of the Event of Default Fee and the Pre-Funding Change of Control Option Price is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) each of the Event of Default Fee and the Pre-Funding Change of Control Option Price shall be payable notwithstanding the then-prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Purchasers and Dermavant giving specific consideration in the transactions contemplated hereby for such agreement to pay the Event of Default Fee as a charge (and not interest) in the event of an Event of Default and the Pre-Funding Change of Control Option Price as a charge (and not interest) in the event of a Pre-Funding Change of Control and (iv) Dermavant shall be estopped from claiming differently than as agreed to in this Section 2.7(c). Dermavant expressly acknowledges that its agreement to pay each of the Event of Default Fee and the Pre-Funding Change of Control Option Price to the Purchasers as herein described is on the Effective Date and will continue to be a material inducement to the Purchasers to provide the Funding.

2.8        Swiss Federal Tax Administration Rulings.

(a)          Each Purchaser shall notify Dermavant in writing as soon as possible and in any event within two Business Days following such Purchaser’s receipt of a Tax Ruling.

(b)          In the event any Purchaser does not receive a favorable ruling from the Swiss Federal Tax Administration with respect to its compliance with the Non-Bank Rules or if such Purchaser receives a Tax Ruling that would result in the Purchasers’ non-compliance with respect to the Non-Bank Rules, then (i) such Purchaser (a “Non-Compliant Purchaser”) shall work in good faith and use commercially reasonable efforts to resolve such non-favorable ruling or non-compliance with the Non-Bank Rules and obtain a favorable Tax Ruling within 60 Business Days of the notice of the original Tax Ruling and (ii) the other Purchasers and Dermavant shall cooperate with such Non-Compliant Purchaser in good faith and use commercially reasonable efforts to resolve such non-favorable ruling or non-compliance. If, after 60 Business Days, such Non-Compliant Purchaser is not able to obtain a Tax Ruling that would result in the Purchasers’ compliance with respect to the Non-Bank Rules, Dermavant or such Non-Compliant Purchaser may terminate this Agreement with respect to the Non-Compliant

Purchaser (but not with respect to Dermavant and the other Purchasers), in which case Dermavant and the other Purchasers shall work in good faith to amend the dollar figures and percentages in this Agreement that were based upon a Purchase Price of $160,000,000 to reflect the corresponding dollar figures and percentages in respect of any lower resulting Purchase Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1      Dermavant’s Representations and Warranties. Dermavant represents and warrants to each of the Purchasers and the Collateral Agent as of the Effective Date and as of the Funding Date as follows:

(a)          Dermavant is a company duly organized and validly existing under the laws of Switzerland. Dermavant is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law for the business it is now conducting (except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect).

(b)          No consent, approval, license, order, authorization, registration, declaration or filing with, notice to, action or registration by or filing with any Governmental Authority or other Person is required by Dermavant in connection with the execution and delivery by Dermavant of the Deal Documents, the performance by Dermavant of its obligations under the Deal Documents or the consummation of any of the transactions contemplated by the Transaction Documents (including the sale, contribution, assignment, transfer, conveyance and granting of the Revenue Interests to the Purchasers), other than (i) Marketing Approval required with respect to the Product, (ii) customary filings needed to perfect the Purchasers’ liens under the Security Agreements, (iii) such exemptions, notices, registrations, filings, declarations, consents, approvals and authorizations as shall have been taken, given, made or obtained and are in full force and effect as of the Effective Date and (iv) such filings required to be made after the Effective Date under applicable federal, state and foreign securities Applicable Laws.

(c)          Dermavant has all necessary corporate power and authority to (i) carry on its business as it is presently carried on by Dermavant, (ii) enter into, execute and deliver the Deal Documents and (iii) perform all of the covenants, agreements and obligations to be performed by Dermavant hereunder and thereunder. Each of the Deal Documents has been duly authorized by Dermavant. Each of the Deal Documents has been (or, in the case of the Bill of Sale, will be on or prior to the Funding Date) duly executed and delivered by Dermavant and constitutes (or, in the case of the Bill of Sale, will constitute as of the Funding Date) Dermavant’s legal, valid and binding obligation, enforceable against Dermavant in accordance with the terms of each respective Deal Document, subject to bankruptcy, insolvency, reorganization or similar Applicable Laws affecting the rights of creditors generally and equitable principles.

(d)         The execution and delivery of the Deal Documents by Dermavant, the performance by Dermavant of its obligations hereunder and thereunder and the consummation of the transactions contemplated by the Transaction Documents do not and will not (i) violate any provision of the organizational documents of Dermavant, (ii) conflict with or violate any Applicable Law that applies to Dermavant, any of its Controlling Affiliates or their respective assets or properties, (iii) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under or an event that would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under or in any manner release any party thereto from any obligation under any contract to which Dermavant or any of its Controlling Affiliates is a party or by which any of their respective properties or assets are bound (including the NovaQuest Funding Agreement) or (iv) except as provided in any of the Transaction Documents, result in the creation or imposition of any Lien on any part of the Revenue Interests, the Product Assets or the other properties or assets of Dermavant, except, in the case of each of clause (ii) above, clause (iii) above or clause (iv) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)          Except as set forth in Part 2 to Schedule 3.1(e) to the Disclosure Letter (which Part 2 to Schedule 3.1(e) shall be updated by Dermavant as of the Funding Date) and except for Permitted Dispositions after the Effective Date, Dermavant owns, licenses or controls all right, title and interest in and to (i) the Product and the Product Assets, (ii) all Patents that Cover the Product, all of which, as of the Effective Date, are listed in Part 1 to Schedule 3.1(e) to the Disclosure Letter, which Part 1 to Schedule 3.1(e) shall be updated by Dermavant as of the Funding Date, and (iii) to the knowledge of Dermavant, all material data, trade secrets, Product IP Rights, Regulatory Approvals and other intellectual property rights used by Dermavant in the Development of the Product, in each case free and clear of all Liens (other than Permitted Liens). Part 1 to Schedule 3.1(e) to the Disclosure Letter specifies as to each listed Patent (x) the respective patent or patent application numbers, (y) any Person other than Dermavant owning or having an interest in such Patent, including the nature of such interest, and (z) the scheduled expiration date or anticipated scheduled expiration date of any such issued Patent or of any Patent issuing from any such pending patent application once issued. All of the Key Patents are in full force and effect and have not lapsed, expired or otherwise terminated. To the knowledge of Dermavant, each claim that has been issued or granted by a governmental patent office included in the Key Patents is valid and enforceable. Except as set forth in Part 3 to Schedule 3.1(e) to the Disclosure Letter, as of the Effective Date, there are no licensees of any of the Patents that Cover the Product or any other Licensees or License Agreements. Except as set forth in Part 3 to Schedule 3.1(e) to the Disclosure Letter and except for Permitted Dispositions after the Effective Date, Dermavant has not sold, contributed, assigned, transferred, conveyed, granted, pledged or licensed any rights to any of the Patents that Cover the Product to any other Person. Part 3 to Schedule 3.1(e) to the Disclosure Letter shall be updated by Dermavant as of the Funding Date solely with respect to any relevant non-Permitted Dispositions that have been approved by the Purchasers. None of Dermavant or any of its Controlling Affiliates has received a written notice that any other Person that is not obligated to assign his, her or its interests to Dermavant alleges any ownership interest in any such Patent. There are no unpaid maintenance or renewal fees payable by Dermavant or any of its Controlling Affiliates to any Governmental Authority that currently are overdue for any of such Patents. No Key Patent has lapsed or been abandoned, cancelled or expired. Subsequent to the issuance of the Key Patents, none of Dermavant or any other owner of any Key Patent has filed any disclaimer (other than a terminal disclaimer) or made or permitted any other voluntary reduction in the scope of such Key Patent. There is no pending or, to the knowledge of Dermavant, threatened opposition, interference, re-examination, reissue, post-grant review, inter partes review, derivation or other post-grant proceeding, injunction, claim, suit, action, citation, summon, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (1) challenging the legality, validity, enforceability or ownership of any of the Key Patents (other than standard patent prosecution of pending applications before patent offices), (2) by or with any Third Party against Dermavant or any of its Controlling Affiliates involving the Product or (3) to which any of the Key Patents or the Product is subject (other than standard patent prosecution of pending applications before patent offices). Except as set forth in Part 4 to Schedule 3.1(e) to the Disclosure Letter, which Part 4 to Schedule 3.1(e) shall be updated by Dermavant as of the Funding Date, there is no product or product candidate currently owned, licensed or under development by Dermavant or any of its Controlling Affiliates that is a branded topical product, other than the Product.

(f)          Except for the Transaction Documents, there are no contracts, agreements or understandings (whether written or oral) to which Dermavant, any of its Controlling Affiliates or Ultimate Parent is party pursuant to which any Third Party has been granted any rights, entitlements or privileges to or in respect of the Revenue Interests, in whole or in part. The Revenue Interests to be sold, contributed, assigned, transferred, conveyed and granted to the Purchasers on the Funding Date have not been and shall not be pledged, sold, contributed, assigned, transferred, conveyed or granted by Dermavant, any of its Controlling Affiliates or Ultimate Parent to any other Person. Dermavant has full right to sell, contribute, assign, transfer, convey and grant the Revenue Interests to the Purchasers, free and clear of all Liens, other than Liens in favor of the Purchasers. Upon the sale, contribution, assignment, transfer, conveyance and granting by Dermavant of the Revenue Interests to the Purchasers, the Purchasers shall acquire good and marketable title to the Revenue Interests free and clear of all Liens, other than Liens in favor of the Purchasers, and shall be the exclusive owners of the Revenue Interests.

(g)          There is no action, suit, claim, demand, citation, summons, subpoena, interference, reexamination, opposition, investigation or other proceeding (whether civil, criminal, administrative, regulatory or investigative), at law or in equity, in arbitration or before any Governmental Authority pending or, to the knowledge of Dermavant, threatened against Dermavant or any of its Controlling Affiliates that would (i) question or defeat the validity or enforceability of, or Dermavant’s rights to, any Patent Covering the Product or Product IP Rights (other than standard patent prosecution of pending applications before patent offices), (ii) challenge or seek to prevent or delay the consummation of the transactions contemplated by the Transaction Documents or (iii) reasonably be expected to have, individually on in the aggregate, a Material Adverse Effect.

(h)          To the knowledge of Dermavant, the making, use, sale, offer for sale, and import of the Product by Dermavant and any other Responsible Party authorized by Dermavant to do so does not, and, if the Product was being sold as of the Effective Date or the Funding Date, would not, as of the Effective Date or the Funding Date, as the case may be, infringe any issued patent claim of any Third Party or misappropriate or make any unauthorized use of any issued patent or intellectual property rights of any Third Party. To the knowledge of Dermavant, no Third Party is infringing, misappropriating or making any unauthorized use of a Patent Covering the Product or Product Know-How, and Dermavant has not received any written notice of any such infringement or any misappropriation of unauthorized use of any Product IP Rights, other than as would not reasonably be expected to have a Material Adverse Effect. None of the Patents Covering the Product or Product IP Rights is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the use or licensing thereof by Dermavant, other than as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of Dermavant, there is no pending or threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) could reasonably be expected to give rise to or serve as a basis for any, action, suit, proceeding, investigation or claim, and Dermavant has not received any written notice of the foregoing, that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Product does or could infringe on any patent or other intellectual property rights of any other Person or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights; provided, that, in respect of such representation and warranty made on the Funding Date, none of the foregoing would reasonably be expected to have a Material Adverse Effect.

(i)          All Material Contracts to which Dermavant or any of its Controlling Affiliates is a party as of the Effective Date are listed in Schedule 3.1(i) to the Disclosure Letter, which Schedule 3.1(i) shall be updated by Dermavant as of the Funding Date. All Material Contracts to which Dermavant or any of its Controlling Affiliates is a party are in full force and effect and are the legal, valid and binding obligations of Dermavant or such Controlling Affiliates, as the case may be, and, to the knowledge of Dermavant, the other parties thereto, enforceable against each such party thereto in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization or similar Applicable Laws affecting the rights of creditors generally and equitable principles, except in each case as would not reasonably be expected to have a Material Adverse Effect. Subject to any applicable confidentiality obligations, Dermavant has provided to the Purchasers complete copies of all Material Contracts to which Dermavant or any of its Controlling Affiliates is a party. Dermavant is in compliance with and has not materially breached, violated or defaulted under, or received written notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any such Material Contract to which it is a party, except as would not reasonably be expected to have a Material Adverse Effect. Dermavant is not aware of any event that has occurred or circumstance or condition that exists that would or would reasonably be expected to constitute such a material breach, violation or default with the lapse of time or giving of notice or both. Other than Material Contracts disclosed to and provided to the Purchasers (subject to any applicable confidentiality obligations), there are no contracts, agreements, commitments or undertakings pursuant to which Dermavant in-licenses or otherwise has rights under any Patent or intellectual property rights of any Third Party that are material to the Development or Commercialization of the Product within the United States.

(j)          Dermavant currently holds or has the right to acquire all applicable approvals and authorizations from Governmental Authorities necessary for Dermavant to conduct its business in the manner in which such business is being conducted with respect to the Product, including the Development and testing of the Product, and all such approvals and authorizations affecting Commercialization in the United States are in good standing and in full force and effect. None of Dermavant or any of its Controlling Affiliates have received any written notice or any other communication from any Governmental Authority regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any such approvals or authorizations affecting Commercialization in the United States. None of Dermavant or any of its Controlling Affiliates have knowingly made any untrue statement of a material fact or fraudulent statement to any Regulatory Authority or any other Governmental Authority, failed to disclose a material fact required to be disclosed to any Regulatory Authority or other Governmental Authority, or committed an act, made a statement or failed to make a statement that provides or would reasonably be expected to provide a basis for the FDA or other Governmental Authority to invoke the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy of any other Governmental Authority affecting Commercialization in the United States. Dermavant is not and has never been, and, to the knowledge of Dermavant, none of the Controlling Affiliates have or have ever been, (i) debarred by a Governmental Authority, (ii) a party to a settlement, consent or similar agreement with a Governmental Authority regarding the Product or (iii) charged with, or convicted of, violating Applicable Law regarding the Product. The Product is being, and, to the knowledge of Dermavant, at all times has been, Developed, tested, labeled and stored in compliance in all material respects with, and Dermavant and its Controlling Affiliates and their respective agents are in material compliance with, all Applicable Laws, including with respect to investigational use, premarket clearance, good clinical practices, good laboratory practices, good manufacturing practices, labeling, advertising, record keeping, security and filing of reports (including reporting of adverse events). The Product has never been the subject of or subject to (as applicable) any recall, suspension, market withdrawal, seizure, warning letter, other written communication asserting lack of compliance with any Applicable Law in any material respect, or serious adverse event. None of Dermavant or any of its Controlling Affiliates has received from any Governmental Authority any Forms 483, notices of adverse findings or warning letters or other correspondence in which such Governmental Authority asserted that the operations of any of Dermavant or any of its Controlling Affiliates may not be in material compliance with Applicable Laws in connection with their respective activities relating to the Product. No clinical trial of the Product has been suspended, put on hold or terminated prior to completion as a result of any action by any Regulatory Authority or other Governmental Authority or voluntarily. To the knowledge of Dermavant, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for any of the foregoing events. Dermavant has, with respect to the Product and its Development, made available to the Purchasers true and complete copies of all material pre-clinical and clinical data, reports and analyses, all material correspondence with the FDA, all material interim analyses from ongoing trials, all material tables from recently completed clinical trials where no clinical study report is available, and any other information that is material to the Development or Commercialization of the Product within the United States. Dermavant has made available to the Purchasers true, correct and complete copies of all written reports or other written communications received from any Governmental Authority that would indicate that any Regulatory Authority (x) is not likely to approve the Product, (y) is likely to revise or revoke any current Regulatory Approval with respect to the Product or (z) is likely to pursue any material compliance actions against Dermavant or any of its Controlling Affiliates, in each case, that would affect Commercialization in the United States.

(k)          As of the Effective Date, Dermavant does not own any Capital Securities. As of the Effective Date, Ultimate Parent directly owns a majority of the outstanding Capital Securities of Parent, and Parent indirectly owns all of the outstanding Capital Securities of Dermavant.

(l)          Commencing on the Funding Date, Dermavant is in compliance with the Non-Bank Rules; provided, that Dermavant shall not be in breach of this representation if its number of creditors that are not Qualifying Banks in respect of either the 10 Non-Bank Rule or the 20 Non-Bank Rule is exceeded solely because any Purchaser has (i) made an incorrect declaration of its status as to whether or not it is a Qualifying Bank or as to how many lenders it counts under the Non-Bank Rules, (ii) failed to comply with its obligations under Section 8.7 or (iii) ceased to be a Qualifying Bank other than as a result of any change in Applicable Law after the date it became party to this Agreement. For the purpose of Dermavant’s compliance with the 20 Non-Bank Rule under this Section 3.1(l), the number of Purchasers under this Agreement that are not Qualifying Banks shall be deemed to be ten (irrespective of whether or not there are, at any time, any such Purchasers).

(m)       Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (i) the fair saleable value of Dermavant’s assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (ii) the present fair saleable value of Dermavant’s assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (iii) Dermavant will be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they mature, (iv) Dermavant will not be rendered insolvent (within the meaning of any Applicable Law or otherwise), will not have unreasonably small capital with which to engage in its business and will not be unable to pay its debts as they mature, (v) Dermavant has not incurred, will not incur and does not have any present plans or intentions to incur debts or other liabilities or obligations beyond its ability to pay such debts or other liabilities or obligations as they become absolute and matured and (vi) Dermavant will not have become subject to any Voluntary Bankruptcy or Involuntary Bankruptcy. No step has been taken or is intended by Dermavant or, so far as it is aware, any other Person to make Dermavant subject to a Voluntary Bankruptcy or Involuntary Bankruptcy.

(n)          Dermavant has filed (or caused to be filed) all tax returns and reports required by Applicable Law to have been filed by it and has paid all Taxes required to be paid by it, except
(i) any such Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP or IFRS, as the case may be, have been set aside on its books or (ii) to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(o)          None of Dermavant or any of its Controlling Affiliates has taken any action that would entitle any Person other than Morgan Stanley & Co. LLC to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

(p)          The claims and rights of the Purchasers created by any Transaction Document in and to the Revenue Interests are not and shall not be subordinated to any creditor of any of Dermavant or any of its Controlling Affiliates, except for any Permitted Secured Debt.

(q)          Dermavant’s exact legal name is, and since the date of its organization has been, “Dermavant Sciences GmbH”. Dermavant’s principal place of business (including the location where Dermavant keeps its books and records regarding the Revenue Interests) is, and since the date of its organization has been, located in Switzerland. Dermavant’s jurisdiction of organization is, and since the date of its organization has been, Switzerland. Since its organization, Dermavant has not been the subject of any merger, amalgamation, consolidation or other corporate or other reorganization in which its identity or status was materially changed, except in each case when it was the surviving or resulting Person.

(r)          Dermavant is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Purchase Price shall be used by Dermavant for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

(s)         Neither Dermavant nor any of its properties or assets has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the Applicable Laws of Switzerland.

3.2         Purchasers’ Representations and Warranties. Each of the Purchasers, severally but not jointly, represents, warrants and covenants to Dermavant as follows as to itself:

(a)          Such Purchaser is a Person duly organized, validly existing and (to the extent relevant in its jurisdiction of organization) in good standing under the laws of its jurisdiction of organization.

(b)        No consent, approval, license, order, authorization, registration, declaration or filing with, notice to, action or registration by or filing with any Governmental Authority or other Person is required by such Purchaser in connection with the execution and delivery by such Purchaser of the Transaction Documents to which it is or will be party, the performance by such Purchaser of its obligations under the Transaction Documents to which it is or will be party or the consummation of any of the transactions contemplated hereby or thereby.

(c)          Such Purchaser has all necessary power and authority to (i) carry on its business as it is presently carried on by such Purchaser, (ii) enter into, execute and deliver the Transaction Documents to which it is or will be party and (iii) perform all of the covenants, agreements and obligations to be performed by such Purchaser hereunder and thereunder, except, in the case of clause (i) above, where such failure would not reasonably be expected to have a material adverse effect on such Purchaser’s ability to perform its obligations hereunder. Each of the Transaction Documents to which such Purchaser is or will be party has been duly authorized by such Purchaser. Each of the Transaction Documents to which such Purchaser is or will be party has been (or, in the case of the Bill of Sale, will be on or prior to the Funding Date) duly executed and delivered by such Purchaser and constitutes (or, in the case of the Bill of Sale, will constitute as of the Funding Date) such Purchaser’s legal, valid and binding obligation, enforceable against such Purchaser in accordance with the terms of each such Transaction Document, subject to bankruptcy, insolvency, reorganization or similar Applicable Laws affecting the rights of creditors generally and equitable principles.

(d)          The execution and delivery of the Transaction Documents to which such Purchaser is or will be party by such Purchaser, the performance by such Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby or thereby do not and will not (i) violate any provision of the organizational documents of such Purchaser, (ii) conflict with or violate any Applicable Law that applies to such Purchaser or its assets or properties or (iii) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under or an event that would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under or in any manner release any party thereto from any obligation under any contract to which such Purchaser is a party or by which any of its properties or assets are bound (including, to the extent that such Purchaser is NovaQuest Co-Investment Fund VIII, L.P. or an Affiliate thereof, the NovaQuest Funding Agreement), except, in the case of each of clause (ii) above and clause (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Purchaser’s ability to perform its obligations hereunder.

(e)        There is no action, suit, claim, demand, citation, summons, subpoena, interference, reexamination, opposition, investigation or other proceeding (whether civil, criminal, administrative, regulatory or investigative), at law or in equity, in arbitration or before any Governmental Authority pending or, to the knowledge of such Purchaser, threatened against such Purchaser that would challenge or seek to prevent or delay the consummation of the transactions contemplated by the Transaction Documents or have a material adverse effect on the ability of such Purchaser to perform any of its obligations hereunder.

(f)          Such Purchaser will have on the Funding Date sufficient funds available to pay its portion of the Purchase Price set forth opposite such Purchaser’s name on Exhibit A attached hereto and otherwise satisfy all of its obligations in connection with this Agreement and the transactions contemplated hereby.

(g)         Such Purchaser’s signature page to this Agreement identifies whether or not such Purchaser is a Qualifying Bank and as to how many lenders it counts under the Non-Bank Rules.

(h)          Such Purchaser has submitted an application to the Swiss Federal Tax Administration for a Tax Ruling.

3.3          Limitation of Liability. Except as expressly provided in this Agreement, no Party will be liable to any other Party, to any Affiliate of any other Party or to any other Responsible Party for any indirect, incidental, consequential, exemplary, punitive or special damages of any kind or any loss of goodwill, any lost profits (including multiples), any business interruption or any loss of any contract or other business opportunity arising out of or in connection with this Agreement, however caused and on any theory of liability (whether in contract, tort (including negligence), strict liability, or otherwise), even if such Party was advised or otherwise aware of the likelihood of such damages and regardless of any notice of the possibility of such damages; provided, that the foregoing shall not limit the obligations set forth in Article VII. Notwithstanding anything to the contrary contained herein, Dermavant’s liability for a breach of this Agreement shall not exceed [***] in the aggregate less any payments made to, or for the benefit of, the Purchasers; provided, that the foregoing shall not limit the obligations set forth in Article VII in respect of Third Party Claims. Notwithstanding anything to the contrary contained herein, a Purchaser’s liability for a breach of this Agreement shall not exceed, for such Purchaser, an amount equal to such Purchaser’s portion of the Purchase Price set forth opposite such Purchaser’s name on Exhibit A attached hereto; provided, that the foregoing shall not limit the obligations set forth in Article VII. For the avoidance of doubt, this Section 3.3 shall not apply to any obligations due and owing to the Collateral Agent under this Agreement.

ARTICLE IV

CONFIDENTIAL INFORMATION

4.1        Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” of a Party means any confidential or proprietary information furnished by or on behalf of such Party or its Affiliates (the “Disclosing Party”) to another Party or its Affiliates (the “Receiving Party”) pursuant to and relating to this Agreement or anti-money laundering or know-your-customer requirements of a Party. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation or other competent evidence:

(a)        was already known to the Receiving Party, other than under an obligation of confidentiality, at the time it was disclosed to or learned by the Receiving Party hereunder;

(b)          was generally available to the public or otherwise part of the public domain at the time it was disclosed to or learned by the Receiving Party hereunder;

(c)          became generally available to the public or otherwise part of the public domain after it was disclosed to or learned by the Receiving Party hereunder, other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)          was lawfully disclosed to the Receiving Party, after it was disclosed to or learned by the Receiving Party hereunder, by a Person that is not bound by any obligation of confidentiality with respect to such information; or

(e)          is independently developed by the Receiving Party without the benefit or use of the Confidential Information of the Disclosing Party.

For the avoidance of doubt, each Quarterly Report and the information contained therein shall be Confidential Information of Dermavant.

4.2       Obligations. Except as authorized in this Agreement (including Section 4.3 and Section 4.4) or any other Transaction Document or except upon obtaining the Disclosing Party’s prior written permission to the contrary, the Receiving Party agrees that, for the Term and for five (5) years thereafter, it will:

(a)          maintain in confidence, and not disclose to any Person, the Disclosing Party’s Confidential Information;

(b)          not use the Disclosing Party’s Confidential Information for any purpose, except for performing the Receiving Party’s obligations and exercising its rights under this Agreement and for performing anti-money laundering or know-your-customer due diligence; and

(c)          protect the Disclosing Party’s Confidential Information in its possession by using the same degree of care as it uses to protect its own Confidential Information (but, in any event, no less than a reasonable degree of care).

Notwithstanding anything to the contrary in this Agreement, the Disclosing Party will be entitled to injunctive relief to restrain the breach or threatened breach by the Receiving Party of this Section 4.2 without having to prove actual damages or threatened irreparable harm or post any bond or other security. Such injunctive relief will be in addition to any rights and remedies available to the Disclosing Party at law, in equity and under this Agreement for such breach or threatened breach.

4.3          Permitted Disclosures.

(a)         The Receiving Party may disclose the Disclosing Party’s Confidential Information (without the Disclosing Party’s prior written permission) if such disclosure is made to the Receiving Party’s Affiliates or any of its or their actual or potential equityholders, members, limited partners, partners, managers, directors, trustees, officers, employees, agents, consultants, tax advisors, bankers, financial advisors, lenders, investors, co-investors, collaborators, purchasers, acquirers, assignees, contractors, licensees, sublicensees, accountants, attorneys or other representatives, in each case, who need to know such Confidential Information and who are, prior to receiving such disclosure, bound by written or professional confidentiality and non-use obligations no less stringent than those contained herein. Notwithstanding the foregoing, the Receiving Party shall be responsible for any breach of this Section 4.3(a) by any Person described in this Section 4.3(a) to which it discloses Confidential Information (as if such Person were bound by the terms of this Section 4.3(a)) and shall take all reasonably necessary measures to restrain such Person from unauthorized disclosure or use of the Confidential Information.

(b)        The Receiving Party may disclose the Disclosing Party’s Confidential Information (without the Disclosing Party’s prior written permission) to any Person to the extent such disclosure is necessary (i) for regulatory, tax or customs purposes, (ii) to prosecute or defend litigation or (iii) to comply with Applicable Law (including the Securities Act and the Exchange Act), applicable stock exchange requirements or an order or subpoena from a court of competent jurisdiction or other Governmental Authority; provided, however, that the Receiving Party, to the extent it may legally do so, shall give reasonable advance notice to the Disclosing Party of such disclosure and, at the Disclosing Party’s reasonable request and expense, the Receiving Party shall use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). Notwithstanding the foregoing or anything to the contrary in this Agreement, the Receiving Party and its Affiliates may, without notice to any Disclosing Party, disclose Confidential Information to any Governmental Authority having jurisdiction over the Receiving Party or its Affiliates in connection with routine regulatory examinations.

4.4         Terms of Agreement. The Parties agree that they will each treat the existence, contents and terms of this Agreement and the Term Sheet as confidential, and no Party shall make any press release or other public disclosure that discloses or otherwise concerns this Agreement or the Term Sheet or any terms hereof or thereof, without the prior written consent of the other Parties, except to the extent allowed under Section 4.3 or as otherwise permitted in accordance with this Section 4.4. Consistent with Section 4.3(b), the Parties agree to use reasonable efforts to provide the other Parties with a copy of that portion of any filing required by a securities agency or any stock exchange on which its securities are traded (or to which an application for listing has been submitted) regarding this Agreement or the Term Sheet or its respective terms to review prior to filing and to consider any comments of the other Parties in good faith, and, to the extent any Party is required to file or disclose this Agreement or the Term Sheet with a securities agency or stock exchange, such Party shall consider in good faith the other Parties’ comments with respect to confidential treatment of the terms of this Agreement or the Term Sheet and shall redact this Agreement or the Term Sheet in a manner allowed by the securities agency or stock exchange to protect sensitive terms, and shall be permitted to file this Agreement or the Term Sheet, as so redacted, with the securities agency or stock exchange. For purposes of clarity, each Party is free to discuss with any other Person the information regarding this Agreement or the Term Sheet and the Parties’ relationship disclosed in such securities filings and any other authorized public announcements, and no review or consent of a Party shall be required with respect to disclosure by any Party to the extent such disclosure is consistent with disclosure otherwise previously approved or publicly filed or disclosed pursuant to this Section 4.4.

4.5         Use of Names. No Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of any other Party or any Affiliate of any other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other Party in each instance. Notwithstanding the foregoing, the restrictions imposed by this Section 4.5 shall not prohibit the Receiving Party from making any disclosure identifying any Person, with prior written notice to such Person, to the extent required by Applicable Law or the rules of a stock exchange on which the securities of the Disclosing Party are listed (or to which an application for listing has been submitted) or as permitted pursuant to Section 4.4.

4.6         No Effect on Confidentiality Provisions under NovaQuest Funding Agreement. For purposes of this Article IV, NovaQuest Co-Investment Fund VIII shall not be deemed to be an Affiliate of NovaQuest Co-Investment Fund XVII, L.P. Any exercise by NovaQuest Co-Investment Fund VIII of its rights to use and disclose the Confidential Information (as defined for this purpose in the NovaQuest Funding Agreement) with respect to which it is deemed to be a Receiving Party under the NovaQuest Funding Agreement shall not constitute a breach of this Article IV by NovaQuest Co-Investment Fund XVII, L.P. or any other Affiliate of NovaQuest Co-Investment Fund XVII, L.P.

ARTICLE V

COVENANTS

5.1          Quarterly Reports; Payments on Account of the Revenue Interests.

(a)          Dermavant shall, promptly after the end of each Fiscal Quarter (but in no event later than 45 days following the end of the first three Fiscal Quarters of any Fiscal Year and 75 days following the end of the fourth Fiscal Quarter of any Fiscal Year (the “Quarterly Deadline”)), produce and deliver to the Purchasers a Quarterly Report for such Fiscal Quarter, together with a certificate of Dermavant certifying that (i) such Quarterly Report is a true and complete copy and (ii) any statements, data and information therein are true, correct and accurate in all material respects.

(b)         Dermavant shall, promptly after the end of each Fiscal Quarter (but in no event later than the Quarterly Deadline), pay to each Purchaser its Percentage Interest of the applicable Quarterly Revenue Amount then due to the respective bank accounts of each such Purchaser specified in Schedule 2 attached hereto (as may be amended pursuant to Section 8.14); provided, that, for any Net Sales made by a Licensee for which payment is received by Dermavant fewer than 10 Business Days prior to the Quarterly Deadline, the Quarterly Revenue Amount in respect of such Net Sales may instead be paid with the following Fiscal Quarter’s Quarterly Revenue Amount.

(c)          Dermavant shall, following the Termination Date (if the Termination Date occurs as a result of Section 6.1(f)), pay: (i) to each Purchaser its Percentage Interest of all unpaid Quarterly Revenue Amounts, to the respective bank accounts of each such Purchaser specified in Schedule 2 attached hereto (as may be amended pursuant to Section 8.14); and (ii) all other outstanding obligations under any Deal Document, in each case, through the Termination Date, no later than the Quarterly Deadline for the Fiscal Quarter in which such Termination Date occurs.

(d)         The Purchasers shall be entitled to request and convene a teleconference or videoconference in respect of each Fiscal Quarter with representatives of Dermavant’s senior management team in order to review and discuss the Quarterly Report in respect of such Fiscal Quarter.

(e)           Dermavant shall, and shall ensure the Controlling Affiliates shall, invoice all sales of the Product in the ordinary course in accordance with GAAP.

5.2          Payments. All payments under this Agreement to the Purchasers shall be made in U.S. dollars by wire transfer in immediately available funds to the respective bank accounts of each such Purchaser specified in Schedule 2 attached hereto (as may be amended pursuant to Section 8.14). With respect to Net Sales invoiced in a currency other than U.S. dollars, such Net Sales shall be converted into the U.S. dollar equivalent using the exchange rate existing in the United States (as reported in The Wall Street Journal, New York edition) for the applicable currency on the last Business Day of the applicable Fiscal Quarter. If The Wall Street Journal ceases to publish such exchange rate, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States on which the Parties reasonably agree.

5.3          Late Interest. In the event that a payment under this Agreement is not made when due, such outstanding payment shall accrue interest, beginning on the date when the payment was due, at an annual rate equal to three and one-half percent (3.5%), plus the prime rate as reported in The Wall Street Journal, New York edition, on the first due date of such outstanding payment (or the maximum rate permitted under Applicable Law, whichever is less). Such accrued interest shall be compounded annually. Payment of accrued interest shall accompany payment of the outstanding payment.

5.4         Recordkeeping and Notifications.

(a)         Dermavant shall, and shall ensure that the other Responsible Parties shall, keep and maintain for a period of three (3) years from the end of any calendar month accounts and records of all data reasonably required to verify (i) any information required to be provided to the Purchasers under this Agreement, (ii) the gross amount invoiced by any Responsible Party to Third Parties for sales of the Product, (iii) the calculation of Net Sales and (iv) all payments paid or payable with respect to the Revenue Interests. The recordkeeping obligations of Dermavant and the other Responsible Parties shall survive until the date that is three (3) years from the date when the last possible payment of Revenue Interests is made (the “Recordkeeping Period”).

(b)          Dermavant shall promptly (but in no event more than five Business Days later) notify the Purchasers in writing if Dermavant is or becomes aware, and Dermavant shall use commercially reasonable efforts to require each other Responsible Party to notify Dermavant upon such Responsible Party becoming aware, of the occurrence of (i) the imposition by any Regulatory Authority in the United States of, or the communication by any Regulatory Authority in the United States of its intent to impose, a suspension or clinical hold regarding the Product, (ii) any decision to cease or significantly reduce the Development or Commercialization of the Product in any material respect, (iii) the actual or written threatened revocation, withdrawal, suspension, cancellation, termination or material adverse modification of any approvals or authorizations of Governmental Authorities with respect to the Product affecting Commercialization in the United States, (iv) Dermavant’s or, following the knowledge of Dermavant, any other Responsible Party’s being debarred, excluded, suspended or otherwise ineligible to participate in government health care programs in the United States, (v) the receipt by Dermavant or any other Responsible Party of any material written notice (adverse or otherwise) from any Governmental Authority regarding the approvability or approval of the Product, (vi) the commencement of (or receipt of written notice of the actual or threatened commencement of) any material dispute, claim, suit, litigation, injunction or arbitration proceeding related to the Product, a Material Contract, the transactions contemplated by the Transaction Documents, the Revenue Interests, the U.S. Patents Covering the Product, or any License Agreement, including (A) those disputes, claims, suits, litigation, injunctions or arbitration proceedings alleging a Third Party’s infringement or misappropriation of any of the Patents Covering the Product or Product IP Rights owned or licensed by Dermavant or any of its Controlling Affiliates and those alleging a Responsible Party’s (or any of their respective Affiliates’, licensees’ or sublicensees’) infringement or misappropriation of a Third Party’s intellectual property in the Development or Commercialization of the Product in the United

States, in which case under this clause (vi) such notification shall contain a reasonable summary of the event described therein and, at the request of the Purchasers, Dermavant shall promptly discuss with the Purchasers the applicable matter~~)~~, and (B) any notice pursuant to Section 505(b)(3) or 505(j)(2)(B) of the U.S. Federal Food, Drug, and Cosmetic Act of a Paragraph IV Certification with respect to the Product, (vii) any actual or alleged material violation, breach, default or termination by any Person under or of any License Agreement or (viii) any other adverse event or circumstance affecting the Product Assets or the Revenue Interests that would reasonably be expected to result in a Material Adverse Effect.

(c)         Promptly (but in no event more than five Business Days) after receipt by a Responsible Party of any notice with respect to any Governmental Authority in the United States taking final patent office action (i) where Dermavant does not plan to file a request for continued examination or a continuation or divisional application and (ii) that cannot be appealed as part of the patent prosecution process under relevant patent office procedures relating to the status or validity, or change thereto, of any Patents Covering the Product, Dermavant shall provide a copy of such notice to the Purchasers. Dermavant shall also keep the Purchasers informed on an annual basis with respect to material developments in the status of the Patents Covering the Product in the United States (i.e., pending, granted, abandoned or expired, other than any unpublished filings).

(d)         Promptly (but in no event more than ten Business Days) after Dermavant receives from any Third Party any written notice, demand, certificate, offer, proposal, correspondence, report or other communication relating to any License Agreement, the Patents Covering the Product, the Revenue Interests or the Product, which notice, demand, certificate, offer, proposal, correspondence, report or other communication would, or relates to any event or circumstance that would, reasonably be expected to have a Material Adverse Effect, Dermavant shall provide to the Purchasers, subject to the terms of the Transaction Documents, written notice thereof (including reasonable details to enable the Purchasers to understand the applicable matters involved, the facts, events or circumstances that gave rise to such matters, any relief or remedies being sought, any proposed corrective action to be taken, and relevant timelines for any exercise of remedies or for any proposed corrective action), together with a copy of such written notice, demand, certificate, offer, proposal, correspondence, report or other communication.

(e)          Dermavant shall notify the Purchasers and the Collateral Agent in writing not less than 30 days prior to any change in, or amendment or alteration of, Dermavant’s (i) legal name, (ii) form or type of organizational structure or (iii) jurisdiction of organization.

(f)           Subject to applicable confidentiality restrictions and attorney-client privilege and work product immunities, Dermavant shall make available such other information as a Purchaser may, from time to time, reasonably request with respect to (i) the Revenue Interests, (ii) the Product, (iii) compliance with any License Agreement, (iv) any infringement of the Patents Covering the Product or (v) the condition or operations, financial or otherwise, of Dermavant that is reasonably likely to impact or affect the performance of Dermavant’s obligations under the Transaction Documents or Dermavant’s compliance with the terms, provisions and conditions of the Transaction Documents.

(g)        Dermavant shall provide the Funding Condition Satisfaction Notice to the Purchasers in writing within five Business Days of the occurrence of the Funding Condition.

5.5        Audit Rights.

(a)        From the Effective Date until the expiration of the Recordkeeping Period, upon prior written notice to Dermavant, the Purchasers shall have the right to audit, through an independent certified public accountant of national recognition selected by the Required Purchasers and reasonably acceptable to Dermavant, those accounts and records of Dermavant and its Affiliates involved in the Commercialization of the Product in the United States as may be reasonably necessary to verify compliance by Dermavant and such Affiliates with this Agreement (including to verify the accuracy of the Revenue Interests paid to the Purchasers hereunder and the accuracy of any Quarterly Report and the calculation of the related Quarterly Revenue Amount); provided, however, that such audit right shall cease with respect to any accounts and records on the third (3rd) anniversary of the date of such accounts or records. Such audits must occur during normal business hours and upon providing at least twenty (20) Business Days prior written notice, and may occur no more than once per Fiscal Year; provided, however, that if the independent certified public accountant’s report shows an underreporting of Net Sales of at least ten percent (10%), then the Purchasers shall have the right to audit the accounts and records of Dermavant and its Affiliates twice per Fiscal Year in accordance with the terms of this Section 5.5. The Purchasers shall be solely responsible for the cost of any such audit, unless the independent certified public accountant’s report shows, in respect of any Fiscal Year then being reviewed, an underreporting of Net Sales for such Fiscal Year by more than ten percent (10%), in which case Dermavant shall be responsible for the expenses incurred by the Purchasers for the independent certified public accountant’s services. If any such audit results in a determination that any portion of the Revenue Interests was not properly paid to the Purchasers, unless Dermavant disputes the results of such audit in accordance with Section 5.5(c), then such portion of the Revenue Interests shall be paid, within thirty (30) days after the receipt of such audit results, by Dermavant to the Purchasers (in accordance with their Percentage Interests) in accordance with Section 5.2.

(b)       If Dermavant completes an audit of a Licensee’s books and records prior to the end of the Recordkeeping Period, Dermavant shall, subject to reasonable confidentiality obligations and any applicable limitations under Applicable Law, share with the Purchasers the written results of any such audit. In addition, prior to the expiration of the Recordkeeping Period, if, with respect to any Licensee, Dermavant does not during any consecutive twelve (12) month period undertake an audit reasonably sufficient to verify such Licensee’s compliance with the terms of this Agreement applicable to a Licensee (including as a Responsible Party), then, upon the reasonable request of the Required Purchasers, Dermavant shall undertake such an audit of such Licensee’s books and records, in accordance with the provisions of the applicable License Agreement and subject to any limitations under Applicable Law, and the Purchasers shall (severally in proportion to their Percentage Interests, but not jointly) reimburse Dermavant for the reasonable out-of-pocket costs of such audit unless the results of the audit shows, in respect of any Fiscal Year then being reviewed, an underreporting of Net Sales for such Fiscal Year by more than ten percent (10%), in which case Dermavant shall be responsible for such costs.

(c)          If Dermavant disputes the results of any audit conducted pursuant to this Section 5.5, the Parties shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such procedure as well as the initial audit shall be borne among the Parties in such manner as the Auditor shall determine. If the Auditor determines that there has been an underpayment by Dermavant, then Dermavant shall pay to the Purchasers (in accordance with their Percentage Interests) in accordance with Section 5.2 the underpayment within thirty (30) days after the Auditor’s decision, plus interest (as set forth in Section 5.3) from the original due date. If the Auditor determines that there has been an overpayment by Dermavant, then Dermavant shall take a credit for such overpayment against any future payments due to the Purchasers hereunder.

5.6        Taxes.

(a)         All payments made by or on behalf of Dermavant in respect of the Transaction Documents and the Revenue Interests will be made free and clear of and without deduction or withholding of Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any amount from, or any Purchaser to pay any present or future Tax, assessment or other governmental charge on, any such payment to any Purchaser (“Withholding Payment”), then Dermavant (or its representatives) shall be entitled to make such deduction or withholding and will, in addition to paying such Purchaser (in accordance with its Percentage Interest) such reduced payment, simultaneously pay such Purchaser (in accordance with its Percentage Interest) such additional amounts so that, after such Withholding Payment (which may include deductions, withholdings or Taxes (other than Excluded Taxes) applicable to additional sums payable under this Section 5.6(a)) has been made, such Purchaser receives the full contractual amount of the applicable payment from Dermavant as if no such Withholding Payment had occurred; provided, that Dermavant shall not be required to pay such additional amounts with respect to any Withholding Payment that is attributable to any Excluded Taxes of such Purchaser. Dermavant shall timely pay the full amount of any Withholding Payment deducted or withheld by it to the relevant Governmental Authority in accordance with Applicable Law.

(b)          Upon the reasonable request of Dermavant, if a Purchaser is legally entitled to an exemption from or reduction of a Withholding Payment with respect to payments made under this Agreement, such Purchaser shall deliver to Dermavant, at the time or times reasonably requested by Dermavant, such properly completed and executed documentation reasonably requested by Dermavant as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, a Purchaser, if reasonably requested by Dermavant, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Dermavant as will enable Dermavant to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.6(c)) shall not be required if, in such Purchaser’s reasonable judgment, such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser and, for clarity, such Purchaser shall be deemed to have complied with its obligations under this Section 5.6(b) if it has so exercised its reasonable judgment or if such Purchaser changed its relevant office at the request of Dermavant. Each Purchaser agrees severally and not jointly that if any form or certification it previously delivered to Dermavant expires or becomes obsolete, invalid or inaccurate in any respect, such Purchaser shall update such form or certification or notify Dermavant in writing of its legal inability to do so, in either case within a reasonable amount of time following Dermavant’s request for an update.

(c)          Without limiting the generality of Section 5.6(b), in the event that Dermavant assigns its rights and obligations hereunder to an Affiliate that is a U.S. Person, each Purchaser agrees severally but not jointly to deliver to Dermavant from time to time, upon the reasonable request of Dermavant, executed copies of IRS Form W-9 or W-8, as applicable.

(d)          If a payment made to a Purchaser under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Code, as applicable), then such Purchaser shall deliver to Dermavant at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Dermavant such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Dermavant as may be necessary for Dermavant to comply with its obligations under FATCA and to determine that such Purchaser has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.6(d), FATCA shall include any amendments made to FATCA after the Effective Date.

(e)          As soon as practicable after any payment of Taxes by Dermavant to a Governmental Authority pursuant to this Section 5.6, Dermavant shall deliver to the relevant Purchaser the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence reasonably satisfactory to the relevant Purchaser.

(f)          For United States federal, state and local and non-U.S. tax purposes, unless otherwise required by Applicable Law, Dermavant and the Purchasers shall treat this Agreement as effecting a sale of the Revenue Interests by Dermavant to the Purchasers and the Revenue Interests as a contractual right to receive payments in respect of the Revenue Interests. The Parties do not intend that the Revenue Interests be treated as an equity, profit-participating or ownership interest in Dermavant or as creating an actual or constructive partnership, joint venture, employment, franchise, agency, fiduciary or similar business relationship between or among the Parties for such purposes, and no Party shall take any action inconsistent with such treatment.

(g)          In the event that Dermavant is expected to be required to make any Withholding Payments, Dermavant shall promptly notify the relevant Purchasers in writing, and, if Dermavant is required to pay any Additional Amounts pursuant to Section 5.6(a), the Parties shall, at Dermavant’s reasonable request, use commercially reasonable efforts to cooperate in good faith at Dermavant’s expense to restructure the transactions contemplated hereby or take other relevant actions (without (i) materially adversely affecting the economic arrangement hereunder, (ii) subjecting a Purchaser to any material unreimbursed cost or expense or (iii) otherwise being materially disadvantageous to any Purchaser) to reduce or eliminate such obligation to pay such additional amounts.

(h)          Dermavant shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the relevant Purchaser timely reimburse such relevant Purchaser for the payment of, any Other Taxes.

(i)          Notwithstanding anything to the contrary in this Agreement, for purposes of calculating (i) the amounts of Revenue Interests or Quarterly Revenue Amounts, as applicable, treated as paid by Dermavant to the Purchasers, (ii) the Event of Default Fee and (iii) the Prepayment Amount, Dermavant shall be treated as paying, and the Purchasers shall be treated as receiving, the gross amounts of Revenue Interests or Quarterly Revenue Amounts, as applicable, paid to the Purchasers under this Agreement; provided, that if any Indemnified Taxes are withheld from payments to any Purchaser or are payable directly by any Purchaser to the relevant Governmental Authority, in each case in respect of such Revenue Interests or Quarterly Revenue Amounts, as applicable (and/or Additional Amounts payable to such Purchaser in respect of such Revenue Interests or Quarterly Revenue Amounts, as applicable), or any Other Taxes are paid by any Purchaser, then the amount treated as paid by Dermavant and received by the applicable Purchaser (A) shall include all Additional Amounts paid to such Purchaser in respect of such Revenue Interests or Quarterly Revenue Amounts, as applicable, and reimbursements for Other Taxes paid to such Purchaser pursuant to Section 5.6(h), and (B) shall be reduced by all Indemnified Taxes withheld from payments to such Purchaser or payable directly by such Purchaser in respect of such Revenue Interests or Quarterly Revenue Amounts, as applicable, or related Additional Amounts, and any Other Taxes paid by such Purchaser.

(j)          Notwithstanding anything to the contrary in this Section 5.6, Dermavant shall not be obligated to pay any Additional Amounts to any Purchaser pursuant to this Section 5.6 to the extent imposed as a result of (i) the failure of such Purchaser to deliver to Dermavant the forms or other documentation, as applicable to such Purchaser, as required pursuant to this Section 5.6, or (ii) certifications made in such forms or other documentation being untrue or inaccurate on the date delivered in any material respect; provided, however, that Dermavant shall be obligated to pay such Additional Amounts to the extent any such failure to deliver a form or other documentation or the failure of such form or other documentation to establish a complete exemption from or reduction in applicable withholding Tax or untruth or inaccuracy contained therein resulted from a change in any Applicable Law or any written interpretation of any of the foregoing by a Governmental Authority occurring after the Effective Date, which change rendered such Purchaser no longer legally entitled to deliver such form or other documentation or otherwise no longer eligible for a complete exemption from or reduction in the applicable withholding Tax or rendered the information or certifications made in such form or other documentation untrue or inaccurate in a material respect.

(k)        If any Purchaser determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes with respect to which it has received any Additional Amount under this Section 5.6, such Purchaser shall pay to Dermavant as soon as practical thereafter an amount equal to such refund (but only to the extent of Additional Amounts paid with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such Purchaser and without interest (other than any interest paid or credited by the relevant Governmental Authority with respect to such refund). Dermavant, upon the request of such Purchaser, shall repay to such Purchaser the amount paid over pursuant to this Section 5.6(k) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Purchaser is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.6(k), in no event will a Purchaser be required to pay any amount to Dermavant pursuant to this Section 5.6(k) the payment of which would place such Purchaser in a less favorable net after-Tax position than such Purchaser would have been in if the Tax with respect to which Additional Amounts were required to be made and giving rise to such refund had not been deducted, withheld or otherwise imposed and the Additional Amounts with respect to such Tax had never been paid. This Section 5.6(k) shall not be construed to require any Purchaser to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to Dermavant or any other Person.

5.7         Limitations on Dispositions. Without the prior written consent of the Required Purchasers, Dermavant shall not (and Dermavant shall ensure that each of its other Controlling Affiliates does not) Dispose of (including to an Affiliate of Dermavant) all or any of Dermavant’s right, title or interest in or to any Product Assets (including any inventory or intellectual property in connection with the Product) except for Permitted Dispositions.

5.8        Limitations on Secured Indebtedness. Without the prior written consent of the Required Purchasers, Dermavant shall not create, incur, assume or suffer to exist indebtedness secured by a Lien on any of the Product Assets, except for Permitted Secured Debt or obligations under the NovaQuest Funding Agreement.

5.9         Limitations on Liens. Without the prior written consent of the Required Purchasers, Dermavant shall not create, incur, assume or suffer to exist any Lien (or exercise any right of rescission, offset, counterclaim or defense) upon or with respect to the Revenue Interests (or the right to receive the Revenue Interests) or the Product Assets, except for Permitted Liens.

5.10       Limitations on Additional Revenue Interests. Without the prior written consent of the Required Purchasers, Dermavant shall not create, incur, sell, issue, assume, enforce or suffer to exist any additional revenue interests (or similar economic equivalents) with respect to Net Sales of the Product in the United States unless such additional revenue interests (or such economic equivalents) are subordinated to the Revenue Interests as to payment, security and enforcement.

5.11      Limitations on Change of Control. Dermavant shall not, directly or indirectly, effectuate or consummate a Change of Control [***]; provided, however, that Dermavant may, directly or indirectly, effectuate or consummate a Pre-Funding Change of Control by exercising its Pre-Funding Change of Control Option if it pays, within ten Business Days of its exercise of such Pre-Funding Change of Control Option, the Pre-Funding Change of Control Option Price in accordance with the terms of this Agreement.

5.12        Intellectual Property Matters.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Dermavant shall (and shall cause each Controlling Affiliate to, and in the case of clause (v) below, shall cause each other Responsible Party to) use Commercially Reasonable Efforts, taking into account CRE Considerations, to (i) prosecute and maintain in full force and effect all Patents Covering the Product owned or controlled by it on or after the Effective Date, including payment of maintenance fees or annuities, affecting Commercialization in the United States, (ii) maintain, keep in full force and effect and seek available patent term extensions (and applicable supplemental protection certificates) for any such Patents Covering the Product affecting Commercialization in the United States, (iii) defend any challenge to the validity, patentability, enforceability, non-infringement or ownership of any of the Patents Covering the Product affecting Commercialization in the United States or any opposition or inter partes review (or similar action) to any of the Patents Covering the Product in any court, administrative agency or other forum (including by bringing any legal action for infringement or defending any opposition, inter partes review (or similar action), counterclaim of invalidity or other action of a third party for declaratory judgment of non-infringement or non-interference), (iv) in the event a Third Party is infringing the Patents Covering the Product in the United States, cause such infringement to cease, including by initiating legal proceedings against any Third Party infringer, and (v) maintain all material Product Know-How in confidence.

(b)          Dermavant shall not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of, any of the Patents Covering the Product, other than the filing of terminal disclaimers to address obviousness-type double patenting rejections to the extent in response to comments from the applicable patent authority; provided, that Dermavant shall have the right to disclaim or abandon such Patents (other than Key Patents) in the ordinary course of business in a manner that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          Dermavant shall, and shall cause each other Responsible Party to, promptly inform the FDA of any Patents Covering the Product to the extent listable in the FDA’s “Orange Book”.

(d)         In the case of receipt of notice of a Paragraph IV Certification with respect to the Product in the United States, Dermavant shall timely file a patent infringement action asserting the Patent(s) that are the subject of the Paragraph IV Certification within 45 days of receipt of such notice, unless the Required Purchasers timely agree in writing that such a patent infringement action should not be filed (such consent not to be unreasonably withheld).

(e)          If Dermavant recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patents Covering the Product, where, and to the extent, such damages, whether in the form of judgment or settlement, are awarded for such infringement of such Patents within the United States, (i) such recovery will be allocated first to the reimbursement of any expenses incurred by Dermavant (or any party to any license or License Agreement in respect of such Patents entitled to such reimbursement under any such license or License Agreement) in bringing such action (including all reasonable attorney’s fees),

(ii) any remaining amounts will be reduced, if applicable, to comply with allocation of recovered damages with licensors of such Patents required under any license or License Agreement in respect of such Patents, if any, and (iii) any residual amount of such damages after application of clause (i) above and clause (ii) above will be treated as Net Sales for purposes of the payments under the Revenue Interests under this Agreement.

5.13       Development and Commercialization. Dermavant shall, and shall ensure that each other Responsible Party shall, use Commercially Reasonable Efforts during the Term to (a) Develop the Product in a manner that is intended to ensure that Dermavant is reasonably likely to obtain Marketing Approval in the United States and (b) Commercialize the Product for sale on the market, including any licensing activities, in the United States, in each case taking into account the CRE Considerations.

5.14       License Agreements.

(a)          After the execution of any License Agreement, Dermavant shall provide the Purchasers with a true and complete copy of such License Agreement within fifteen (15) Business Days following the execution thereof; provided, that Dermavant shall be permitted to redact confidential terms, such as economic terms. If any such License Agreement is amended, then Dermavant shall provide the Purchasers with a copy of such amendment within fifteen (15) Business Days following the execution thereof.

(b)         Dermavant shall not enter into any License Agreement that provides for the exclusive right to Commercialize the Product in the United States, unless (i) the Licensee party to such License Agreement is a Qualified Licensee or a Controlling Affiliate (and, if it is a Controlling Affiliate, such Controlling Affiliate agrees not to assign or sublicense its rights under such License Agreement to a Person that is not a Qualified Licensee or a Controlling Affiliate),(ii) such License Agreement provides for payments by the Licensee party thereto to Dermavant of amounts with respect to sales of the Product at least equal to the corresponding amount of the Applicable Percentage of Net Sales of the Product (after taking into account any tax withholding) and (iii) such License Agreement includes terms with respect to recordkeeping, reporting and audit rights substantially similar to those set forth for Dermavant in this Agreement.

(c)         Dermavant shall, and shall cause each of its Controlling Affiliates to, (i) perform and comply in all material respects with its duties and obligations under any License Agreement to which it is party, (ii) not assign, amend, modify, supplement, restate, waive, cancel or terminate, in whole or in part, any License Agreement to which it is party or any provision thereof or right thereunder in a manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) not breach any of the provisions of any License Agreement to which it is party, (iv) not waive any obligation of, or grant or withhold any consent to, any other Person in respect of any License Agreement to which it is party in a manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that would conflict with or violate the terms of this Agreement or any other Transaction Document and (v) not agree to do any of the foregoing.

(d)          At Dermavant’s request, the Purchasers shall enter into a reasonable, mutually-acceptable non-disturbance and attornment agreement (or similar agreement) in connection with the entry by Dermavant into any License Agreement that is not otherwise prohibited under the Transaction Documents.

5.15       Material Contracts. Dermavant shall comply with all terms and conditions of, and fulfill all of its obligations under, all of the Material Contracts to which Dermavant or any of its Controlling Affiliates is a party, except, in each case, for such noncompliance that could not reasonably be expected to give rise, individually or in the aggregate, to a Material Adverse Effect. Dermavant shall enforce, or cause any of its Controlling Affiliates that is a party to enforce, against the other party or parties to each Material Contract to which Dermavant or any of its Controlling Affiliates is a party all material terms and conditions thereunder, except where the failure of the other party or parties to perform would not reasonably be expected to give rise, individually or in the aggregate, to a Material Adverse Effect. Dermavant shall not, and shall cause each of its Controlling Affiliates not to, amend any Material Contract in any material respect or issue any waivers or consents or other approvals under any Material Contract without the prior written consent of the Required Purchasers (such consent not to be unreasonably withheld or delayed), except where such amendment, waiver or consent would not reasonably be expected to give rise, individually or in the aggregate, to a Material Adverse Effect. Dermavant shall not, and shall cause each other Controlling Affiliate not to, enter into any Material Contract that would reasonably be expected to (a) conflict with the Transaction Documents or the rights granted to the Purchasers hereunder or thereunder, (b) impair Dermavant’s ability to perform its obligations under the Transaction Documents or (c) reduce or limit the Revenue Interests.

5.16      Compliance with Law. With respect to the performance of obligations under the Transaction Documents and the activities contemplated by the Transaction Documents, except as would not reasonably be expected to give rise, individually or in the aggregate, to a Material Adverse Effect, Dermavant shall comply, and shall cause each other Responsible Party to comply, with all Applicable Laws.

5.17      Non-Bank Rules. Commencing on the Funding Date, Dermavant shall ensure that it is at all times in compliance with the Non-Bank Rules; provided, that Dermavant shall not be in breach of this covenant if its number of creditors that are not Qualifying Banks in respect of either the 10 Non-Bank Rule or the 20 Non-Bank Rule is exceeded solely because a Purchaser has (a) made an incorrect declaration of its status as to whether or not it is a Qualifying Bank or as to how many lenders it counts under the Non-Bank Rules or (b) failed to comply with its obligations under Section 8.7. Each of the Parties shall use commercially reasonable efforts to collaborate with each other to ensure compliance with the Non-Bank Rules.

5.18       Existence. Subject to Section 5.11, Dermavant shall (a) preserve and maintain its existence [***], (b) preserve and maintain its rights, franchises and privileges unless failure to do any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (c) qualify and remain qualified in good standing in each jurisdiction where the failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, including appointing and employing such agents or attorneys in each jurisdiction where it shall be necessary to take action under this Agreement, and (d) comply with its organizational documents.

5.19       Prepayment Amount. Dermavant shall have the right to terminate this Agreement by paying to each Purchaser (in accordance with its Percentage Interests), at any time, such Purchaser’s Maximum Amount (less all Quarterly Revenue Amounts and any Event of Default Fee previously paid by Dermavant to such Purchaser) (collectively, the “Prepayment Amount”). Dermavant expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future Applicable Law that prohibits or may prohibit the collection of the foregoing Prepayment Amount in connection with any such event. Dermavant agrees that the Prepayment Amount shall be presumed to be the liquidated damages sustained by each Purchaser as the result of the early termination of this Agreement, and Dermavant agrees that such presumption is reasonable under the circumstances currently existing. Dermavant agrees (to the fullest extent that it may lawfully do so) that (a) the Prepayment Amount is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (b) the Prepayment Amount shall be payable notwithstanding the then-prevailing market rates at the time payment is made, (c) there has been a course of conduct between the Purchasers and Dermavant giving specific consideration in the transactions contemplated hereby for such agreement to pay the Prepayment Amount as a charge (and not interest) in the event of the early termination of this Agreement and (d) Dermavant shall be estopped from claiming differently than as agreed to in this Section 5.19. Dermavant expressly acknowledges that its agreement to pay the Prepayment Amount to the Purchasers as herein described is on the Effective Date and will continue to be a material inducement to the Purchasers to provide the Funding.

5.20     Disclosure Updates. On the Funding Date, Dermavant shall provide to the Purchasers updated versions of Part 1, Part 2, Part 3 (but solely with respect to non-Permitted Dispositions that have been approved by the Purchasers) and Part 4 to Schedule 3.1(e) to the Disclosure Letter and Schedule 3.1(i) to the Disclosure Letter, reflecting information as of the Funding Date.

5.21        Equity Commitment Letter.

(a)         Dermavant has delivered to the Purchasers a true, correct, and complete copy of the Equity Commitment Letter, which provides that each of the Purchasers is a third-party beneficiary thereof entitled to specific performance in accordance with its terms. The Equity Commitment Letter is a legal, valid and binding obligation of Ultimate Parent and Parent, except as enforceability may be limited by applicable Bankruptcy Law and principles of equity. As of the First Amendment Effective Date, the Equity Commitment Letter has not been amended, restated, supplemented or otherwise modified, or compliance with any of the terms thereof waived, and no such amendment, restatement, supplement, modification or waiver is contemplated. As of the First Amendment Effective Date, neither Dermavant nor Parent has any knowledge of any event that has occurred which (with or without notice or lapse of time, or both) would reasonably be expected to constitute a default or breach or a failure to satisfy a condition on the part of any party under the Equity Commitment Letter. Neither Dermavant nor Parent has any reason to believe that any of Dermavant, Parent, or Ultimate Parent will be unable to satisfy on a timely basis any term or condition of the funding of the equity financings set forth in the Equity Commitment Letter (the “Equity Financings”). As of the First Amendment Effective

Date, there are no conditions or other contingencies related to funding of the full amount of the Equity Financings other than those expressly set forth in the Equity Commitment Letter delivered to the Purchasers prior to the execution and delivery of the First Amendment. There are not, and there are not contemplated to be, any side letters or other contracts or arrangements related to the Equity Financings that could reasonably be expected to adversely affect the timing, conditionality or availability of the funding of the Equity Financings, other than as expressly contained in the Equity Commitment Letter delivered to the Purchasers prior to the execution and delivery of the First Amendment.

(b)         Neither Dermavant nor Parent shall amend or consent to any waiver of any provision of the Equity Commitment Letter without the prior written consent of each Purchaser (such consent not to be unreasonably withheld, conditioned, or delayed), provided that in no event shall any such amendment or waiver (i) release or relieve (or have the effect of releasing or relieving) Ultimate Parent from its equity commitments thereunder or reduce the aggregate amount of such equity commitments, (ii) postpone or delay (or have the effect of postponing or delaying) any required funding date thereunder (as contemplated by the Equity Commitment Letter as executed on or about the First Amendment Effective Date), (iii) impose new or additional conditions or expand, amend or modify any of the conditions to the receipt of the Equity Financings in the Equity Commitment Letter, in each case of this clause (b)(iii), that would reasonably be expected to prevent, delay or impede the funding of the Equity Financings or make the timely funding of the Equity Financings less likely to occur, (iv) adversely impact the ability of Parent to enforce its rights against any party to the Equity Commitment Letter pursuant to the terms of the Equity Commitment Letter or (v) modify in any respect the third party beneficiary and specific performance rights of the Purchasers under the Equity Commitment Letter, in each case without the prior written consent of each Purchaser, in its sole discretion.

(c)          Dermavant and Parent shall give each Purchaser prompt written notice (i) of any breach or default (or any event, fact or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a breach or default) by any party to the Equity Commitment Letter or definitive document with respect thereto, in each case, of which Dermavant or Parent becomes aware, (ii) if and when Dermavant or Parent becomes aware that any portion of the Equity Financings contemplated by the Equity Commitment Letter may not be available on the terms and conditions contemplated by the Equity Commitment Letter, (iii) of the receipt by Dermavant, Parent, Ultimate Parent or any of their respective Affiliates of any written notice or other written communication from any Person with respect to any (1) actual or potential breach, default, termination or repudiation by any party to the Equity Commitment Letter or definitive document with respect thereto or (2) material dispute or disagreement between any of Dermavant, Parent, and Ultimate Parent with respect to Parent’s or Ultimate Parent’s obligation to fund the Equity Financings pursuant to the Equity Commitment Letter or any definitive document with respect thereto, (iv) if for any reason Dermavant or Parent believes that it will not be able to obtain any portion of the Equity Financings on the terms, in the manner and from Parent or Ultimate Parent contemplated by the Equity Commitment Letter or any definitive documents with respect thereto and (v) of any expiration or termination of the Equity Commitment Letter or any definitive document with respect thereto.

(d)         Each of Dermavant and Parent agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent and Ultimate Parent in doing, all things necessary, proper or advisable to arrange and obtain the Equity Financings when the proceeds thereof shall be required to fund the operations of Dermavant on the terms and conditions described in the Equity Commitment Letter as in effect as of the First Amendment Effective Date (as may be amended in accordance with the terms of this Section 5.21), including enforcement of its rights under the Equity Commitment Letter. Parent agrees to contribute any net cash proceeds of the Equity Financings to Dermavant as needed to fund Dermavant’s operations; provided that Parent may retain cash proceeds needed to fund the operations of Parent and its other subsidiaries.

ARTICLE VI

TERM AND TERMINATION; SURVIVAL

6.1         Term and Termination. Subject to Section 6.2, with respect to a given Purchaser, the term of this Agreement (the “Term”) shall commence as of the Effective Date and shall terminate on the Termination Date. The “Termination Date” is, with respect to a given Purchaser, the earliest of (a) the mutual written agreement of all of the Parties, (b) July 30, 2023 if the Funding shall not have occurred on or prior to such date, (c) the date on which Dermavant has paid the Maximum Amount (for all Purchasers) or the Prepayment Amount to the Purchasers (in accordance with their Percentage Interests) pursuant to this Agreement, (d) in the event of a Bankruptcy Event of Default, the payment by Dermavant to such Purchaser of its portion of the Event of Default Fee in accordance with Section 2.7(a), (e) the payment by Dermavant to all Purchasers of the Pre-Funding Change of Control Option Price in accordance with Section 2.7(b), (f) the later of (i) December 31, 2036 and (ii) the date on which all the Key Patents have expired and (g) a termination pursuant to Section 2.8(b) (to the extent such Purchaser is a Non-Compliant Purchaser as to which this Agreement is being terminated pursuant to Section 2.8(b)). This Agreement and the other Transaction Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Dermavant for liquidation or reorganization, if Dermavant becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of any of Dermavant’s assets, or if any payment or transfer of Revenue Interests is recovered from the Collateral Agent or the Purchasers, in each case prior to the Termination Date. The Transaction Documents shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Revenue Interests or any transfer of the Revenue Interests or any part thereof to the Collateral Agent is rescinded, avoided or avoidable, is reduced in amount, must otherwise be restored or returned by, or is recovered from, the Collateral Agent, any Purchaser or any obligee thereto, whether as a “voidable preference”, “fraudulent conveyance” or otherwise, all as though such payment, performance or transfer of the Revenue Interests had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned or recovered, the Transaction Documents shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final and indefeasible payment to the Collateral Agent or the Purchasers in cash. For the avoidance of doubt, each Purchaser maintains its rights to payment of an amount up to such Purchaser’s Maximum Amount other than if the Pre-Funding Change of Control Price or the Prepayment Amount has been paid in full or if, upon a Bankruptcy Event of Default, such

Purchaser has been paid in full its portion of the Event of Default Fee, in each case, pursuant to the terms hereof. [***].

6.2         Survival. Notwithstanding anything to the contrary contained in this Agreement, Article IV, Section 5.1 (solely to the extent specified in Section 5.1(c)), Section 5.4, Section 5.6, this Section 6.2, Article VII, Article VIII and Article IX, and all payment obligations that have accrued as of the date of termination, shall survive the termination of this Agreement for any reason. Termination of this Agreement shall not relieve any Party of liability in respect of breaches under this Agreement by such Party on or prior to such termination.

ARTICLE VII

INDEMNIFICATION

7.1         General Obligations.

(a)         Dermavant hereby agrees to indemnify, defend, hold harmless and reimburse each Purchaser and its respective Affiliates and their respective partners, managers, members, directors, officers, employees and agents and its and their respective successors, heirs and assigns (collectively, the “Purchaser Indemnitees”) from and against, and to pay to each Purchaser Indemnitee the amount of, any losses, costs, claims, counterclaims, damages, Liabilities, assessments, awards, causes of action, charges, deductions, defenses, fines, obligations, off-sets, penalties, reductions, rescissions, set-offs or expenses (including reasonable and documented out-of-pocket attorneys’ and professional fees and other reasonable and documented out-of-pocket expenses of litigation and investigation) (collectively, “Losses”) awarded against or actually incurred or suffered by Purchaser Indemnitees arising out of claims, suits, actions or demands, in each case whether or not brought by a Third Party, or settlements or judgments arising therefrom (including personal injury, products liability, and intellectual property infringement or misappropriation claims) (each a “Claim”): (i) against a Purchaser Indemnitee by any Third Party (a “Third Party Claim”) as a result or arising out of: (A) a Responsible Party’s, or its or their respective agent’s or contractor’s, Development, promotion, marketing, handling, manufacture, packaging, labeling, storage, distribution, pricing, reimbursement, transport, use, sale or other disposition of the Product; (B) any product liability claims relating to the Product; (C) any claims of infringement or misappropriation of any intellectual property rights by any Third Parties against such Purchaser, Parent, Dermavant or any other Responsible Party; (D) the failure by Dermavant or any of its Controlling Affiliates to comply with Applicable Law; (E) the transactions contemplated in any Transaction Document or any License Agreement; or (F) any fees, expenses, costs, liabilities or other amounts incurred or owed by Dermavant or any of its Controlling Affiliates to any brokers, financial advisors or comparable other Persons retained or employed by any of them in connection with the transactions contemplated by this Agreement; and (ii) otherwise as a result of or arising out of: (A) any breach by Dermavant of a representation, warranty or certification of Dermavant contained in any of the Transaction Documents; or (B) any breach by Dermavant of any covenant, agreement or obligation of Dermavant contained in any of the Transaction Documents or in any License Agreement, other than, in the case of each of clause (i) above and clause (ii) above, any Claim based on or resulting from (x) the willful misconduct or gross negligence of such Purchaser Indemnitee or any of such Purchaser Indemnitee’s controlled affiliates or any of its or their respective officers, directors, employees or agents, in each case who are involved in or aware of this Agreement (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) a material breach of the obligations (if any) of such Purchaser Indemnitee under any of the Transaction Documents to which it is party. Any amounts due to any Purchaser Indemnitee hereunder shall be payable by Dermavant to such Purchaser Indemnitees upon demand. Dermavant’s obligations pursuant to this Section 7.1(a) shall not apply to the extent such Claims result from negligence or willful misconduct by any of the Purchaser Indemnitees or the breach of the terms and conditions of this Agreement by any of the Purchaser Indemnitees, including the representations and warranties made by the Purchasers in this Agreement or (in respect of any particular Purchaser) any failure by such Purchaser to pay its portion of the Purchase Price when due and payable, or any disputes between and among Purchaser Indemnitees to the extent such disputes do not arise from any act or omission of Dermavant or any of its Controlling Affiliates. This Section 7.1(a) shall not apply with respect to Taxes, other than Taxes arising from any non-Tax Claim.

(b)         Each Purchaser hereby severally but not jointly agrees to indemnify, defend, hold harmless and reimburse Dermavant and its Affiliates and their respective managers, directors, officers, employees and agents and their respective successors, heirs and assigns (collectively, the “Dermavant Indemnitees”) from and against, and to pay to each Dermavant Indemnitee the amount of, any Losses awarded against or actually incurred or suffered by Dermavant Indemnitees arising out of a Claim as a result or arising out of: (i) any breach by such Purchaser of a representation, warranty or certification of such Purchaser contained in any of the Transaction Documents to which such Purchaser is party that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (ii) any breach by such Purchaser of any covenant, agreement or obligation of such Purchaser contained in any of the Transaction Documents to which such Purchaser is party. Any amounts due to any Dermavant Indemnitee hereunder shall be payable by any such Purchaser to such Dermavant Indemnitees upon demand. A Purchaser’s obligations pursuant to this Section 7.1(b) shall not apply to the extent such Claims result from negligence or willful misconduct by any of the Dermavant Indemnitees or the breach of the terms and conditions of this Agreement by any of the Dermavant Indemnitees, including the representations and warranties made by Dermavant in this Agreement.

7.2        Procedures.

(a)        A Person seeking indemnification (the “Indemnified Party”) under Section 7.1 shall give prompt written notice to the other Person or Persons against which indemnification may be sought hereunder (such Person or Persons being referred to herein as the “Indemnifying Party”) of the assertion of any claim in respect of which indemnity may be sought hereunder. Such notice shall include a description of the claim and the nature and amount of the applicable Loss, to the extent known at such time. The failure of an Indemnified Party to notify the Indemnifying Party on a timely basis will not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party unless the Indemnifying Party demonstrates that the defense of such action is materially prejudiced by the Indemnified Party’s failure to give such notice. The Indemnified Party shall provide the Indemnifying Party with copies of all papers and official documents received in connection with any Claims for which indemnity is sought hereunder and such other information with respect thereto as the Indemnifying Party may reasonably request. The Indemnified Party and the Indemnifying Party shall keep each other informed of any facts or circumstances that may be of material relevance in connection with the Loss for which indemnification is sought.

(b)          The Indemnifying Party may assume, at the Indemnifying Party’s sole cost and expense, the defense of any Claim for which indemnity is sought hereunder by giving written notice thereof to the Indemnified Party within thirty (30) calendar days after the Indemnifying Party’s receipt of a notice provided pursuant to Section 7.2(a). Upon assuming the defense of a Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Claim any legal counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Claim. Should the Indemnifying Party assume the defense of a Claim, except as provided in Section 7.2(c), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the analysis, defense or settlement of the Claim other than reasonable costs of investigation.

(c)          Without limiting Section 7.2(b), the Indemnified Party shall be entitled to participate in, but not control, the defense of the related Claim and to employ counsel of its choice for such purpose. However, such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 7.2(b) (in which case the Indemnified Party shall control the defense) or (iii) the interests of the Indemnified Party and the Indemnifying Party with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of both the Indemnified Party and the Indemnifying Party under Applicable Laws, ethical rules or equitable principles.

(d)          With respect to any Claim, the Indemnifying Party shall have the sole right to consent to the entry of any judgment or enter into any settlement with respect to such Claim, on such terms as the Indemnifying Party, in its sole discretion, deems appropriate, so long as such judgment or settlement (i) does not involve any relief other than the payment of monetary damages, which shall be paid in full by the Indemnifying Party, (ii) does not involve any finding or admission of any violation of Applicable Law by the Indemnified Party or any violation of the rights of any Person by the Indemnified Party and (iii) includes, as an unconditional term thereof, the giving by the Indemnifying Party or any other Person, as applicable, of a full and unconditional release of the Indemnified Party from all liability with respect to the matters that are subject to such Claim. Except as set forth in this Section 7.2(d), the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld.

(e)          Regardless of whether the Indemnifying Party chooses to defend any Claim in respect of which indemnity is sought hereunder, the Indemnified Party shall, and shall cause each of its indemnitees to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim and making the Indemnified Party and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(f)           If the Indemnifying Party denies or fails to timely admit any of its obligations under this Article VII regarding a Claim or fails to assume and diligently conduct the defense of any such Claim or indemnify and hold harmless the Indemnified Party with respect to any Losses arising out of such Claim throughout the period that such claim exists, then the Indemnifying Party’s right to defend that Claim shall terminate and the Indemnified Party may assume the defense of, and settle, such Claim with counsel of its own choice and on such terms as the Indemnified Party deems appropriate, without any obligation to obtain the consent of the Indemnifying Party. Additionally, the Indemnifying Party will be obligated to indemnify and hold harmless the Indemnified Party for such defense and settlement if the Indemnifying Party is determined to have breached its obligations under this Article VII with respect to such Claim and the Claim is subject to the indemnification provisions of this Article VII.

7.3         Limitations. No Person shall be entitled to recover under this Article VII for any Claim to the extent such Claim is actually recovered by such Person under any applicable insurance policies or other collateral sources. If there is such a recovery by a Person under any insurance policy or from any other collateral source subsequent to its indemnification by the Indemnifying Party, then such Person shall promptly pay over the amount of such recovery to the Indemnifying Party (but no more than the amount that such Person received from the Indemnifying Party for such Claim).

7.4          Tax Treatment of Indemnification Payments. The Parties shall treat any payments under this Article VII as adjustments to the Purchase Price for all tax purposes to the extent permitted by Applicable Law.

ARTICLE VIII

MISCELLANEOUS

8.1          Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, as applied to agreements executed and performed entirely in the State of New York, without giving effect to the principles of conflicts of law thereof other than Section 5-1401 of the General Obligations Law of the State of New York.

8.2          Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT SUCH PARTY AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.2.

8.3          Dispute Resolution.

(a)           Subject to Section 8.4, prior to the initiation of any arbitration among the Parties, any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, regarding the validity, enforceability, construction, performance or breach hereof (a “Dispute”) shall be first addressed among the Parties, who will attempt in good faith to reach a mutually acceptable resolution to it, which attempt will include promptly meeting in-person to the extent practicable. If a Party believes that such discussions are not proving satisfactory, then such Party shall have the right to notify such other parties in writing thereof (a “Dispute Notice”). If a Party provides a Dispute Notice and the Parties have not reached a mutually acceptable resolution to the Dispute within fifteen (15) calendar days after the delivery of the Dispute Notice, then upon any Party’s written notice to the other Parties (an “Arbitration Notice”), such Dispute shall be resolved exclusively and with final and binding effect by arbitration conducted under the Commercial Arbitration Rules (the “AAA Rules”) of the AAA, as amended from time to time, except as provided in this Section 8.3 (“Arbitration”).

(b)        The Arbitration tribunal shall consist of three (3) arbitrators, which shall be selected as follows: (i) one (1) arbitrator shall be selected by Dermavant; (ii) one arbitrator shall be selected by the Purchasers; and (iii) one (1) arbitrator shall be selected by the two (2) foregoing arbitrators (each such arbitrator, an “Arbitrator”). No Arbitrator shall be current or former employees, officers or directors of, or consultants or advisors to, any Party. In the event that (x) any such Arbitrator to be selected pursuant to clause (i) above or clause (ii) above is not selected within ten (10) calendar days of the Arbitration Notice or (y) the two (2) Arbitrators selected by the Parties fail to select the third Arbitrator within ten (10) calendar days after the selection of the first two (2) Arbitrators by the Parties, then, at the request of any Party, the AAA shall make such selection(s) on behalf of the Parties in accordance with the AAA Rules. The third Arbitrator shall be a national of a country other than that of any of the Parties (unless otherwise agreed by the Parties) and shall serve as the chairperson of the Arbitration tribunal.

(c)           The venue of the Arbitration shall be New York, New York. The Arbitration shall be conducted in the English language, and all foreign language documents shall be submitted in the original language and shall be accompanied by a translation into English.

(d)          Upon the written mutual agreement of all Parties, any time period specified in this Section 8.3 or the AAA Rules shall be extended or accelerated according to the Parties’ written mutual agreement. The Arbitrators shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the Arbitration.

(e)         The costs of the Arbitration, including fees and expenses to be paid to the Arbitrators and the out-of-pocket costs (including the costs incurred for translation of documents into English, attorneys’ and expert witness fees, and travel expenses) of the prevailing Party or Parties shall be borne by (i) the losing Party or Parties, if the Arbitrators rule in favor of one Party or Parties on all disputed issues in the Arbitration, and (ii) by the Parties, as allocated in writing by the Arbitrators in a manner with a reasonable relationship to the outcome of the Arbitration, if the Arbitrators rule in favor of one Party or Parties with respect to some issues and in favor of the other Party or Parties with respect to other issues and, in either case of clause (i) above or clause (ii) above, paid within thirty (30) calendar days from the final decision by the Arbitrators.

(f)           The decision by the Arbitrators shall be final and binding on the Parties, non-reviewable and non-appealable, and judgment upon any arbitral award may be entered and enforced by any court or other judicial authority of competent jurisdiction.

(g)        The existence of any Dispute, any settlement negotiations, the Arbitration, and any submissions or rulings in connection therewith shall be deemed to be Confidential Information and shall be maintained in confidence by the Parties under industry standard terms or such other terms upon which the Parties agree in writing. The Arbitrators shall have the authority to impose sanctions for unauthorized disclosure of such Confidential Information.

8.4         Equitable Relief. Each of the Parties acknowledges that the other Parties may have no adequate remedy at law if such Party fails to perform any of its obligations under any of the Transaction Documents to which such Party is or will be party. In such event, each of the Parties agrees that the other Parties shall have the right, in addition to any other rights they may have (whether at law or in equity), to pursue equitable remedies such as injunction and specific performance for the breach or threatened breach of any provision of such Transaction Documents from any court of competent jurisdiction. Each of the Parties may pursue such specific performance or other equitable remedies without first exhausting any available remedies under Article VII.

8.5          Expenses. Except as expressly set forth in the Transaction Documents, each Party shall be responsible for and bear all of its own costs and expenses (including any legal fees, any accountants’ fees and any brokers’, finders’ or investment banking fees or any prior commitment in respect thereof) with respect to the negotiation and consummation of the transactions contemplated by the Transaction Documents and the Term Sheet; provided, however, that Dermavant shall pay all reasonable out-of-pocket expenses of the Purchasers and the Collateral Agent associated with the preparation, negotiation, execution, delivery and administration of the Transaction Documents and the Term Sheet (including (a) the reasonable and documented fees, disbursements and other charges of (i) counsel for all Purchasers other than XYQ Luxco S.à r.l., in an aggregate amount not to exceed [***] as of the Effective Date, and (ii) one external local counsel per local jurisdiction for the Purchasers, in an amount not to exceed [***] for all such local counsel as of the Effective Date, it being understood that the amounts set forth above in this clause (a) may be increased with the consent of Dermavant, such consent not to be unreasonably withheld or delayed, and (b) all out-of-pocket expenses of the Purchasers and the Collateral Agent in respect of the Transaction Documents and the Term Sheet (including the reasonable and documented fees, disbursements and other charges of one external counsel per Purchaser and the Collateral Agent per jurisdiction) in connection with the enforcement of, and preservation of rights under, the Transaction Documents and the Term Sheet) and any amendment or waiver with respect thereto.

8.6          Relationship of the Parties. Nothing in this Agreement is intended to be construed so as to suggest that any Party (except as expressly set forth herein) is obligated to provide, directly or indirectly, any advice, consultations or other services to the other Parties. No Party shall have any responsibility for the hiring, termination or compensation of the other Parties’ employees or for any employee benefits of any such employee. No employee or representative of a Party shall have any authority to bind or obligate the other Parties for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Parties without such Parties’ approval. For all purposes and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Parties shall be that of independent contractor. This Agreement is not a partnership agreement, and nothing in this Agreement shall be construed to establish a relationship of employment, partners, association, joint venturers or any other kind of entity or legal form among the Parties. No Party has any fiduciary or other special relationship with the other Parties or any of their respective Affiliates.

8.7          Successors and Assigns. Subject to the following paragraph, neither this Agreement nor any rights or obligations hereunder may be assigned in whole or in part by any Party, by operation of law or otherwise, without the prior written consent of Dermavant (in the case of an assignment by a Purchaser) or the Purchasers (in the case of an assignment by Dermavant), such consent not to be unreasonably withheld, conditioned or delayed, it being acknowledged that compliance with the Non-Bank Rules may be considered by Dermavant in providing any such consent; provided, however, that (a) without the prior written consent of Dermavant, a Purchaser may assign this Agreement (or any rights or obligations hereunder) in whole or in part to any Affiliate of such Purchaser, (b) without the prior written consent of Dermavant, a Purchaser may assign, sell, pledge, contribute or otherwise transfer its right to payment pursuant to this Agreement to any Person, and (c)[***]. Any assignment or attempted assignment not in accordance with this Section 8.7 shall be null and void.

Notwithstanding the prior paragraph, (i) any Purchaser shall give the Swiss Seller Party notice of any assignment of any rights or obligations hereunder in whole or in part (along with the proposed assignee’s confirmation as to whether the assignee is a Qualifying Bank and, if it is not, as to how many lenders it counts under the Non-Bank Rules) at least five (5) Business Days prior to such assignment, (ii) the Swiss Seller Party may make a written objection to such Purchaser prior to such assignment based on the Swiss Seller Party’s reasonable belief that such assignment would violate the 10 Non-Bank Rule and (iii) if such objection is made, such assignment shall be effected only with the Swiss Seller Party’s consent, not to be unreasonably withheld, conditioned or delayed (it being unreasonable to withhold, condition or delay such consent unless such assignment would violate the 10 Non-Bank Rule).

Dermavant may assume that any assignee or successor of a Purchaser is not a Qualifying Bank unless such assignee or successor confirms to Dermavant that it is a Qualifying Bank.

In addition, the parties to each assignment shall execute and deliver to Dermavant any tax forms or other documentation required to be delivered pursuant to Section 5.6.

8.8         Notices. All notices, consents, waivers, requests and other communications hereunder shall be in writing and shall be delivered in person, posted by registered or certified mail, return receipt requested, with postage prepaid, sent by confirmed electronic mail, sent by confirmed facsimile transmission or sent by overnight courier (e.g., Federal Express), to the Parties as follows:

If to Dermavant:

Dermavant Sciences GmbH
[***]

with a copy to:

Dermavant Sciences, Inc.
[***]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
[***]

If to a Purchaser, as set forth in such Purchaser’s signature page hereto

If to the Collateral Agent:

U.S. Bank Trust Company, National Association, as Collateral Agent
[***]

Each Party may, by notice given in accordance herewith to the other Parties, designate any further or different address to which subsequent notices, consents, waivers, requests and other communications shall be sent. Any such notice, consent, waiver, request or other communication shall be deemed given (a) when actually received when so delivered personally or by overnight courier, (b) if mailed, other than during a period of general discontinuance or disruption of postal service due to strike, lockout or otherwise, on the fifth (5th) calendar day after its postmarked date thereof, or (c) if sent by electronic mail or facsimile transmission, at the time that receipt of such electronic mail or facsimile transmission has been confirmed by the recipient.

8.9         Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties. All other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. Nothing in this Agreement shall be interpreted so as to require a Party to violate any Applicable Law.

8.10        Waivers. Any term or condition of this Agreement may be waived at any time by the Party or Parties that is or are entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of such Party or Parties waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a waiver of the same or any other term or condition of this Agreement on any future occasion.

8.11       Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto and the Disclosure Letter), together with the other Transaction Documents, set forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings among the Parties relating to the subject matter hereof and supersede and terminate all prior agreements and understandings among the Parties, including any confidentiality agreement to which Dermavant (or any Affiliate of Dermavant) and any Purchaser (or any Affiliate of any Purchaser) is party or bound, and any such confidentiality agreement is hereby terminated without further force and effect.

8.12        Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties, the Collateral Agent and their permitted successors, legal representatives and assigns and, in the case of Article VII, the other Purchaser Indemnitees and Dermavant Indemnitees. Except with respect to the Purchaser Indemnitees and the Dermavant Indemnitees under Article VII, all rights, benefits and remedies under this Agreement are solely intended for the benefit of the Parties (including their permitted successors, legal representatives and assigns), and no Person other than the Parties and the Collateral Agent (except the Purchaser Indemnitees and the Dermavant Indemnitees with respect to their rights, benefits and remedies under Article VII and except for the Parties’ permitted successors, legal representatives and assigns) shall have any rights whatsoever to (a) enforce any obligation contained in this Agreement, (b) seek a benefit or remedy for any breach of this Agreement or (c) take any other action relating to this Agreement under any legal theory, including actions in contract or tort (including negligence, gross negligence and strict liability) or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties (or any of their permitted successors, legal representatives and assigns).

8.13       Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The headings and captions (and any table of contents) in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. Unless specified otherwise, all statements of, or references to, monetary amounts in this Agreement are to U.S. dollars. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP, but only to the extent consistent with its usage and the other definitions in this Agreement. Unless specified otherwise, provisions that require that a Party or the Parties “agree”, “consent”, “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise. Words of any gender include any other gender, and words using the singular or plural number also include the plural or singular number, respectively. No Party hereto shall be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against any Party. Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly. Unless specified otherwise, if any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day. Unless otherwise defined, all terms that are defined in the Uniform Commercial Code as in effect in the State of New York shall have the meanings stated therein. The word “or” is not exclusive. Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth in any of the Transaction Documents) and include any annexes, exhibits and schedules attached thereto. Unless specified otherwise, references to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor. Unless specified otherwise, references to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein), and any reference to a Person in a particular capacity excludes such Person in other capacities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof. In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”. Any reference to the “knowledge of Dermavant” shall include the knowledge of Parent after due inquiry by Dermavant to Parent.

8.14        Amendments. This Agreement, including any Exhibits and Schedules attached hereto and the Disclosure Letter, may be amended, modified, supplemented, restated, waived or changed only by a written amendment or agreement signed by an authorized officer (or equivalent) of each Party. Notwithstanding the foregoing, (a) any Purchaser may, by providing written notice to the other Parties, amend the information set forth opposite such Purchaser’s name on Schedule 2 attached hereto without any written amendment or agreement signed by any other Party and (b) the provisions of Article IX may be amended, modified, supplemented, restated, waived or changed by the Purchasers and the Collateral Agent without any written amendment or agreement signed by Dermavant.

8.15       Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if each of the Parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement. The words “execution”, “signed” and “signature” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement (to the extent permissible under governing documents) shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The foregoing shall apply to each other Transaction Document mutatis mutandis. Any communication sent to the Collateral Agent pursuant to this Agreement that requires a signature must be in the form of a document that is signed in the manner provided above. Dermavant, the Purchasers and the Collateral Agent agree to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Collateral Agent, including the risk of the Collateral Agent acting on unauthorized instructions (other than any instructions actually known by the Collateral Agent to be unauthorized or otherwise invalid) and the risk of interception and misuse by third parties; provided, that neither Dermavant nor any Purchaser assumes any such risks if Dermavant or such Purchaser, respectively, incurs any loss, liability or expense as a result of the Collateral Agent’s or any related Person’s willful misconduct or gross negligence (as determined by a final, non-appealable order of a court of competent jurisdiction).

8.16        Further Assurances. Each of the Parties shall execute and deliver such additional documents, certificates and instruments, and shall perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of all of the provisions of this Agreement and to consummate all of the transactions contemplated by this Agreement.

8.17      Remedies. The rights and remedies of the Parties under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Unless specifically and expressly stated in this Agreement as exclusive, each remedy of the Parties specified in this Agreement is not exclusive, and, subject to the terms of this Agreement, the Parties shall be entitled to pursue any available legal or equitable remedy for breach of this Agreement or any provision hereof.

8.18      Survival. All representations, warranties and covenants made in the Transaction Documents shall survive the execution and delivery of this Agreement and the Funding. The rights hereunder to indemnification, payment of Losses or other remedies based on such representations, warranties and covenants shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Agreement or the Funding) in respect of the accuracy or inaccuracy of or compliance or non-compliance with, any such representation, warranty or covenant. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, shall not affect the rights hereunder to indemnification, payment of Losses or other remedies based on such representations, warranties and covenants.

8.19        Waiver of Sovereign Immunity. To the extent that Dermavant may in any jurisdiction claim for itself or its assets immunity (to the extent such immunity may now or hereafter exist, whether on the grounds of sovereign immunity or otherwise) from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process (whether through service of notice or otherwise), and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), Dermavant irrevocably agrees with respect to any matter arising under this Agreement for the benefit of the Purchasers not to claim, and irrevocably waives, such immunity to the full extent permitted by the Applicable Laws of such jurisdiction.

8.20        Currency of Account; Conversion of Currency; Currency Exchange Restrictions.

(a)         U.S. dollars are the sole currency of account and payment for all sums payable by Dermavant under or in connection with this Agreement, including damages related thereto. Any amount received or recovered in a currency other than U.S. dollars by any Purchaser (whether as a result of, or as a result of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of Dermavant or otherwise) in respect of any sum expressed to be due to it from Dermavant shall only constitute a discharge to Dermavant to the extent of the U.S. dollar amount, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that

U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient in respect of this Agreement, Dermavant shall indemnify the recipient against any loss sustained by it as a result in accordance with Section 8.20(b). In any event, Dermavant shall indemnify the recipient against the cost of making any such purchase. For the purposes of this Section 8.20, it will be sufficient for such Purchaser to certify in a satisfactory manner (indicating sources of information used) that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above).

(b)           Dermavant covenants and agrees that the following provisions shall apply to conversion of currency in the case of this Agreement:

(i)
if for the purpose of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into a currency (the “Judgment Currency”) an amount due in any other currency (the “Base Currency”), then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine);

(ii)
if there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given or an order of enforcement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, Dermavant will pay such additional (or, as the case may be, such lesser) amount, if any, as may be necessary so that the amount paid in the Judgment Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in the Base Currency originally due; and

(iii)
in the event of the winding-up of Dermavant at any time while any amount of damages owing under this Agreement, or any judgment or order rendered in respect thereof, shall remain outstanding, Dermavant shall indemnify and hold the Purchasers harmless against any deficiency arising or resulting from any variation in any rates of exchange between (1) the date as of which the non-U.S. currency equivalent of the amount due or contingently due under this Agreement (other than under this clause (iii)) is calculated for the purposes of such winding-up and (2) the final date for the filing of proofs of claim in such winding-up (which shall be the date fixed by the liquidator or otherwise in accordance with the relevant provisions of Applicable Laws as being the latest practicable date as at which liabilities of Dermavant may be ascertained for such winding-up prior to payment by the liquidator or otherwise in respect thereof).

(c)           The obligations contained in this Section 8.20 shall constitute separate and independent obligations from the other obligations of Dermavant under this Agreement, shall give rise to separate and independent causes of action against Dermavant, shall apply irrespective of any waiver or extension granted by any Purchaser from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof of claim in the winding-up of Dermavant for a liquidated sum in respect of amounts due hereunder (other than under Section 8.20(b)(iii)) or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the Purchasers and no proof or evidence of any actual loss shall be required by Dermavant or the liquidator or otherwise. In the case of Section 8.20(b)(iii), the amount of such deficiency shall not be deemed to be reduced or increased by any variation in any rate of exchange occurring between the said final date and the date of any liquidating distribution.

(d)         For purposes of this Section 8.20, the term “rate of exchange” shall mean the rate of exchange quoted by Reuters at 10:00 a.m. (New York City time) for spot purchases of the Base Currency with the Judgment Currency other than the Base Currency and includes any premiums and costs of exchange payable.

8.21       Swiss Terms. In this Agreement, where it relates to Dermavant, a reference to any liquidation, bankruptcy, insolvency, winding-up, reorganization, moratorium or other proceeding under any present or future bankruptcy, insolvency or similar Applicable Law means that Dermavant is unable to or admits inability to pay its debts as they fall due (zahlungsunfähig) or is deemed or declared to be unable to pay its debts or suspends or threatens to suspends making payments on any of its debts or (a) has initiated against it, (b) is legally obliged to initiate or (c) initiates (i) bankruptcy proceedings (Konkurs), (ii) proceedings leading to a provisional or a definitive composition moratorium (provisorische oder definitive Nachlassstundung), (iii) proceedings leading to an emergency moratorium (Notstundung), or (iv~~) proceedings for a postponement of bankruptcy pursuant to article 820 in conjunction with article 725a of the Swiss Code of Obligations (Konkursaufschub) or (v~~) any proceedings pursuant to article 819 in conjunction with article 731b, and articles 821 and 939, of the Swiss Code of Obligations that lead to its dissolution or liquidation, or any proceeding having similar effects in force at that time.

ARTICLE IX

COLLATERAL AGENT

9.1        Appointment and Duties.

(a)          Each of the Purchasers hereby appoints U.S. Bank Trust Company, National Association (together with any successor Collateral Agent pursuant to Section 9.9) as collateral agent on behalf of the Purchasers for purposes of this Agreement and authorizes the Collateral Agent to (i) execute and deliver the Transaction Documents to which it is or will be party and accept delivery thereof from any Party, (ii) take other actions, exercise the rights, powers and remedies and perform the duties as are expressly delegated to the Collateral Agent under the Transaction Documents and (iii) exercise such powers as are reasonably incidental thereto. Each of the Purchasers consents to and authorizes the Collateral Agent’s execution and delivery of any intercreditor or subordination agreements from time to time as expressly contemplated by the terms hereof on behalf of such Purchasers and agrees to be bound by the terms and provisions thereof, including any purchase option contained therein. In connection with the incurrence of any Senior Secured Debt, the Collateral Agent and the Purchasers (upon request of Dermavant) shall enter into an intercreditor agreement with the lenders or financing sources under such Senior Secured Debt (or the agent to such lenders) on terms consistent with the definition of “Senior Secured Debt”.

(b)          Without limiting the generality of Section 9.1(a), the Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the Purchasers), and is hereby authorized, to (i) act as collateral agent for the Purchasers for purposes of holding, and the perfection of, all Liens created by the Transaction Documents and all other purposes stated therein, (ii) manage, supervise and otherwise deal with the collateral identified in the Transaction Documents (solely in accordance with the direction of the Required Purchasers (or all Purchasers, if applicable)), (iii) take such other action as requested by the Required Purchasers (or all Purchasers, if applicable) to maintain the perfection and priority of the Liens created or purported to be created by the Transaction Documents, (iv) except as may be otherwise specified in any Transaction Document, exercise all remedies given to the Collateral Agent and the Purchasers with respect to the collateral identified in the Transaction Documents, whether under the Transaction Documents, Applicable Law or otherwise, and (v) execute and deliver the Transaction Documents to which it is or will be party; provided, however, that the Collateral Agent may authorize and direct each of the Purchasers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer such collateral subject thereto to the Collateral Agent, and each of the Purchasers hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)        Under the Transaction Documents, the Collateral Agent (i) is acting solely on behalf of the Purchasers, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Collateral Agent” and the terms “agent”, “Collateral Agent” and “collateral agent” and similar terms in any Transaction Document that refer to the Collateral Agent, which terms are used for title purposes only, and (ii) is not assuming and shall not have any actual or implied obligations, functions, responsibilities or duties under any Transaction Document (regardless of whether an Event of Default has occurred or is continuing) other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Purchaser or any other Person, and each of the Purchasers, by accepting the benefits of the Transaction Documents, hereby waives and agrees not to assert any claim against the Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in clause (i) above and clause (ii) above.

(d)         In relation to Security Agreements that are governed by Swiss law, (i) with respect to Liens of accessory nature (akzessorisch), each present and future Purchaser appoints and authorizes the Collateral Agent to act in the name and on behalf of the Purchasers as their direct representative (direkter Stellvertreter), and (ii) with respect to Liens of non-accessory nature (nicht-akzessorisch), each present and future Purchaser appoints and authorizes the Collateral Agent to act in its own name but on behalf and for the account of the Purchasers as their indirect representative (indirekter Stellvertreter).

9.2          Binding Effect. Each of the Purchasers, by accepting the benefits of the Transaction Documents, agrees that (a) any action taken (or omitted to be taken) by the

Collateral Agent in accordance with the provisions of the Transaction Documents, (b) any action taken (or omitted to be taken) by the Collateral Agent in reliance upon the instructions of any Purchaser (or, where expressly required by the terms of this Agreement, a greater proportion of the Purchasers) and (c) the exercise by the Collateral Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Purchasers.

9.3         Use of Discretion.

(a)          The Collateral Agent shall not be required to exercise any discretion or take, or omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Transaction Document or (ii) pursuant to instructions from any Purchaser (or, where expressly required by the terms of this Agreement, a greater proportion of the Purchasers) or counsel to such Purchasers.

(b)          Notwithstanding Section 9.3(a), the Collateral Agent shall not be required to take, or omit to take, any action (i) unless, upon demand, the Collateral Agent receives an indemnification satisfactory to it from the Purchasers (or, to the extent applicable and acceptable to the Collateral Agent, any Purchaser or certain of the Purchasers or any other Person or Persons) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Collateral Agent or (ii) that is, in the opinion of the Collateral Agent or its counsel, contrary to any Transaction Document or Applicable Law.

(c)          Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the authority to enforce rights and remedies hereunder and under the other Transaction Documents against the Responsible Parties or any of them with respect to the collateral identified in the Transaction Documents shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Collateral Agent in accordance with the Transaction Documents for the benefit of all the Purchasers; provided, that the foregoing shall not prohibit (i) the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Collateral Agent) hereunder and under the other Transaction Documents, (ii) any Purchaser from exercising any setoff rights in accordance with this Agreement or (iii) any Purchaser from filing proofs of claim (and thereafter appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Responsible Party under any bankruptcy or other debtor relief law), but in the case of this clause (iii) if, and solely if, the Collateral Agent has not filed such proof of claim or other instrument of similar character within five (5) days before the expiration of the time to file the same.

9.4         Delegation of Rights and Duties. The Collateral Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Transaction Document by or through any trustee, co-agent, employee, attorney-in-fact or other Person, in each case, selected with due care and with experience acting as a collateral agent for similar collateral (but excluding any Purchaser or any Affiliate of a Purchaser unless the Required Purchasers have consented thereto); provided, that the Collateral Agent shall remain fully responsible for all obligations delegated or performed by any such trustee, co-agent, employee, attorney-in-fact or other Person, but shall incur no liability unless the Collateral Agent has engaged in gross negligence or willful misconduct in the appointment of such agent. Any such Person shall benefit from this Article IX to the extent that the Collateral Agent benefits from this Article IX.

9.5        Reliance and Liability.

(a)         The Collateral Agent may, without incurring any liability hereunder, (i) consult with (whether or not selected by it) any advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Responsible Party or any of the Purchasers) and (ii) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)         The Collateral Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with any Transaction Document, and each of the Parties hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Collateral Agent (as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Collateral Agent (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of any Purchaser (or, where expressly required by the terms of this Agreement, a greater proportion of the Purchasers), (ii) shall not be responsible to any Purchaser or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Transaction Document, (iii) makes no representation or warranty, and shall not be responsible, to any Purchaser or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any other party to a Transaction Document in connection with such Transaction Document or any transaction contemplated therein or any other document or information with respect to any other party to a Transaction Document, whether or not transmitted or (except for documents expressly required under any Transaction Document to be transmitted to the Purchasers) omitted to be transmitted by the Collateral Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Collateral Agent in connection with the Transaction Documents, (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Transaction Document, whether any condition set forth in any Transaction Document is satisfied or waived, as to the financial condition of any Responsible Party or as to the existence or continuation or possible occurrence or continuation of any Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from a Party describing such Event of Default clearly labeled “notice of default”, and (v) shall have no obligation to file financing statements, amendments to financing statements, or continuation statements, or to perfect or maintain the perfection of the Collateral Agent’s Lien on the collateral identified in the Transaction Documents. For each of the items set forth in the preceding sentence, each of the Parties hereby waives and agrees not to assert any right, claim or cause of action it might have against the Collateral Agent based thereon. Whether or not expressly stated in any Transaction

Document, the rights, privileges and immunities of the Collateral Agent set forth herein shall be incorporated therein.

9.6         Collateral Agent Individually. The Collateral Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, and engage in any kind of business with, any Party or Affiliate thereof as though it were not acting as the Collateral Agent and may receive separate fees and other payments therefor.

9.7         Credit Decision. Each of the Purchasers acknowledges that it shall, independently and without reliance upon the Collateral Agent or any other Purchaser or upon any document solely or in part because such document was transmitted by the Collateral Agent, conduct its own independent investigation of the financial condition and affairs of the Responsible Parties and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Transaction Document or with respect to any transaction contemplated in any Transaction Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Transaction Document to be transmitted by the Collateral Agent to the Purchasers, the Collateral Agent shall not have any duty or responsibility to provide any Purchaser with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Responsible Party that may come into the possession of the Collateral Agent.

9.8         Expenses and Indemnities.

(a)          Dermavant agrees to reimburse the Collateral Agent promptly upon demand for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Party) that may be incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including preparation for or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under any Transaction Document. This Section 9.8(a) shall survive termination of this Agreement.

(b)         Dermavant further agrees to indemnify the Collateral Agent from and against Liabilities that may be imposed on, incurred by or asserted against the Collateral Agent in any matter relating to or arising out of, in connection with or as a result of any Transaction Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Collateral Agent under or with respect to any of the foregoing; provided, however, that Dermavant shall not be liable to the Collateral Agent to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Collateral Agent, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. This Section 9.8(b) shall survive termination of this Agreement.

(c)         To the extent that Dermavant does not timely indemnify the Collateral Agent pursuant to Section 9.8(b), each Purchaser agrees, severally but not jointly, to indemnify the Collateral Agent from and against Liabilities that may be imposed on, incurred by or asserted against the Collateral Agent in any matter relating to or arising out of, in connection with or as a result of any Transaction Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Collateral Agent under or with respect to any of the foregoing; provided, however, that the Purchasers shall not be liable to the Collateral Agent to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Collateral Agent, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. This Section 9.8(c) shall survive the termination of this Agreement.

9.9          Resignation or Removal of Collateral Agent.

(a)           The Collateral Agent may resign at any time by delivering notice of such resignation to the Parties, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective in accordance with the terms of this Section 9.9. If the Collateral Agent delivers any such notice, the Required Purchasers shall have the right to appoint a successor Collateral Agent. If, after 30 days after the date of the resigning Collateral Agent’s notice of resignation, no successor Collateral Agent has been appointed by the Required Purchasers and has accepted such appointment, then the resigning Collateral Agent may, on behalf of the Purchasers, appoint a successor Collateral Agent from among the Purchasers.

(b)           The Required Purchasers may remove the Collateral Agent at any time by delivering notice of such removal to the Collateral Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective in accordance with the terms of this Section 9.9. If the Required Purchasers deliver any such notice, the Required Purchasers shall appoint a successor Collateral Agent that shall have accepted such appointment.

(c)         Effective immediately upon a Collateral Agent’s resignation or removal, (i) the resigning or removed Collateral Agent shall be discharged from its duties and obligations under the Transaction Documents, (ii) the Purchasers shall assume and perform all of the duties of the Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder, (iii) the resigning or removed Collateral Agent shall no longer have the benefit of any provision of any Transaction Document other than with respect to any actions taken or omitted to be taken while such resigning or removed Collateral Agent was, or because such Collateral Agent had been, validly acting as Collateral Agent under the Transaction Documents and (iv) subject to its rights under Section 9.3, the resigning or removed Collateral Agent shall take such action as may be reasonably requested by any of the Parties to assign to the successor Collateral Agent its rights as Collateral Agent under the Transaction Documents. Effective immediately upon its acceptance of a valid appointment as Collateral Agent, a successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning or removed Collateral Agent under the Transaction Documents.

9.10      Release of Collateral. Each of the Purchasers hereby consents to the release and hereby directs the Collateral Agent to release any collateral identified in the Transaction Documents in accordance with the specific terms and provisions of the Transaction Documents. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the Collateral Agent is hereby irrevocably authorized by each Purchaser (and each such Purchaser hereby expressly consents), and the Collateral Agent hereby agrees with Dermavant, to take any action reasonably requested by Dermavant to effect the release of any collateral from the Lien created by the Security Agreements (a) upon the occurrence of the Termination Date for all Purchasers (provided that all amounts due and payable under this Agreement through the Termination Date have been paid in full) or (b) if such collateral is sold, transferred or otherwise disposed of to a Person other than a Controlling Affiliate in a transaction expressly permitted by this Agreement. In addition, the Collateral Agent is hereby irrevocably authorized by each Purchaser (and each such Purchaser hereby expressly consents), and the Collateral Agent hereby agrees with Dermavant, to, at Dermavant’s request, enter into such documents as Dermavant may reasonably request to enter a non-disturbance agreement (or similar agreement) in connection with the entry by Dermavant into any License Agreement that is not otherwise prohibited under the Transaction Documents, which documents shall be acceptable to each of Dermavant, the Collateral Agent and the Purchasers. The Purchasers hereby direct the Collateral Agent, and the Collateral Agent hereby agrees, upon receipt by the Purchasers and the Collateral Agent of reasonable advance written notice (but in no event less than ten Business Days advance written notice) from Dermavant accompanied by an officer’s certificate stating such release complies with the Transaction Documents, to, unless any Purchaser has provided a written objection to such release to the Collateral Agent and Dermavant within ten Business Days of receipt of such written notice, execute and deliver such documents and to perform other actions reasonably requested by Dermavant and, at Dermavant’s expense, to release the Liens when and as directed in this Section 9.10. Upon request by the Collateral Agent at any time, the Purchasers will confirm in writing the Collateral Agent’s authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 9.10 solely to the extent required by this Agreement.

9.11        Credit Bid. Each of the Purchasers hereby irrevocably authorizes the Collateral Agent, on behalf of all the Purchasers, to take any of the following actions upon the instruction of the Required Purchasers:

(a)          consent to the disposition of all or any portion of the collateral identified in the Transaction Documents, free and clear of the Liens securing the obligations of the Responsible Parties hereunder, in connection with any disposition pursuant to the applicable provisions of Title 11 of the United States Code, including Section 363 thereof;

(b)         credit bid all or any portion of the obligations of the Responsible Parties hereunder, or purchase all or any portion of the collateral identified in the Transaction Documents (in each case, either directly or through one or more acquisition vehicles), in connection with any disposition of all or any portion of the collateral identified in the Transaction Documents, pursuant to the applicable provisions of Title 11 of the United States Code, including Section 363 thereof;

(c)         credit bid all or any portion of the obligations of the Responsible Parties hereunder, or purchase all or any portion of the collateral identified in the Transaction Documents (in each case, either directly or through one or more acquisition vehicles), in connection with any disposition of all or any portion of the collateral identified in the Transaction Documents, pursuant to the applicable provisions of the Uniform Commercial Code, including Section 9 610 or Section 9 620 of the Uniform Commercial Code;

(d)         credit bid all or any portion of the obligations of the Responsible Parties hereunder, or purchase all or any portion of the collateral identified in the Transaction Documents (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other disposition conducted in accordance with Applicable Law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; or

(e)           estimate the amount of any contingent or unliquidated obligations of any of the Purchasers hereunder;

it being understood that no Purchaser shall be required to fund any amount (other than by means of offset) in connection with any purchase of all or any portion of the collateral identified in the Transaction Documents by the Collateral Agent pursuant to clause (b) above, clause (c) above or clause (d) above without its prior written consent.

Each of the Purchasers agrees that the Collateral Agent is under no obligation to credit bid any part of the obligations of the Responsible Parties hereunder or to purchase or retain or acquire any portion of the collateral identified in the Transaction Documents; provided, that, in connection with any credit bid or purchase described under clause (b) above, clause (c) above or clause (d) above, the obligations of the Responsible Parties hereunder (other than with respect to contingent or unliquidated liabilities as set forth in the next paragraph) may be, and shall be, credit bid by the Collateral Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is an obligation of the Responsible Parties hereunder, the Collateral Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the first paragraph of this Section 9.11 so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Collateral Agent to credit bid such obligation or purchase such collateral in the relevant disposition. In the event that the Collateral Agent, in its sole and absolute discretion (at the direction of the Required Purchasers), elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Collateral Agent to consummate any credit bid or purchase in accordance with the first paragraph of this Section 9.11, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid and shall not be entitled to any interest in the portion or the entirety of such collateral purchased by means of such credit bid.

Each Purchaser whose obligations are credit bid under clause (b) above, clause (c) above or clause (d) above shall be entitled to receive interests in the collateral identified in the Transaction Documents or any other asset acquired in connection with such credit bid (or in the stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with its Percentage Interests.

9.12       Erroneous Payments.

(a)          Each Purchaser hereby agrees that (i) if the Collateral Agent notifies in writing such Purchaser that the Collateral Agent has determined in its sole discretion that any funds received by such Purchaser from the Collateral Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Purchaser (whether or not known to such Purchaser) (individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Collateral Agent may not make any such demand under this clause (i) with respect to an Erroneous Payment unless such demand is made within two Business Days of the date of receipt of such Erroneous Payment by the applicable Purchaser), such Purchaser shall promptly, but in no event later than two Business Days after receipt of such written demand, return to the Collateral Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a written demand was made, in same day funds (in the currency so received), together with, if identified in such written demand, interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Purchaser to the date such amount is repaid to the Collateral Agent in same day funds at a rate determined by the Collateral Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by Applicable Law, such Purchaser shall not assert any right or claim to the Erroneous Payment, and such Purchaser hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Collateral Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar doctrine. A written notice of the Collateral Agent to any Purchaser under this Section 9.12(a) shall be conclusive, absent manifest error.

(b)          Without limiting Section 9.12(a), each Purchaser hereby further agrees that, if it receives an Erroneous Payment from the Collateral Agent (or any of its Affiliates) (i) that is in a different amount than, or on a different date from, that specified in a written notice of payment sent by the Collateral Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (ii) that was not preceded or accompanied by an Erroneous Payment Notice or (iii) that such Purchaser otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error shall have been presumed to have been made (absent written confirmation from the Collateral Agent to the contrary) with respect to such Erroneous Payment, and, to the extent permitted by Applicable Law, such Purchaser shall not assert any right or claim to the Erroneous Payment, and such Purchaser hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Collateral Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar doctrine. Each Purchaser agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Collateral Agent of such occurrence and, upon written demand from the Collateral Agent, such Purchaser shall promptly, but in all events no later than two Business Days after receipt of such written demand, return to the Collateral Agent the amount of any such Erroneous Payment

(or portion thereof) as to which such a written demand was made in same day funds (in the currency so received), together with, if identified in such written demand, interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Purchaser to the date such amount is repaid to the Collateral Agent in same day funds at a rate determined by the Collateral Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)         Each Party hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Purchaser that has received such Erroneous Payment (or portion thereof) for any reason, the Collateral Agent shall be subrogated to all the rights of such Purchaser with respect to such amount, and (ii) an Erroneous Payment shall not satisfy any obligations owed by Dermavant hereunder.

(d)        Each Party’s obligations under this Section 9.12 shall survive the resignation or replacement of the Collateral Agent or the satisfaction of obligations owed by Dermavant hereunder.

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